UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2022

FORGEROCK, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40787	33-1223363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2900
San Francisco, California 94105
(Address of principal executive offices)

(415) 599-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	FORG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☒  Emerging growth company

☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On October 10, 2022, ForgeRock, Inc. (“ForgeRock”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Fortress Parent, LLC (“Parent”) and Project Fortress Merger Sub, Inc. (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into ForgeRock (the “Merger”), with ForgeRock continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent (the “Surviving Corporation”). Parent and Merger Sub are affiliates of Thoma Bravo Fund XV, L.P. (the “Thoma Bravo Fund”), managed by Thoma Bravo, L.P. (“Thoma Bravo”).

ForgeRock’s Board of Directors (the “Board”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of ForgeRock and its stockholders, and approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board also unanimously resolved to recommend that ForgeRock’s stockholders vote to adopt the Merger Agreement and approve the Merger.

Also on October 10, 2022, in connection with the execution of the Merger Agreement, the Thoma Bravo Fund delivered to ForgeRock an Equity Commitment Letter pursuant to which the Thoma Bravo Fund has committed to invest in Parent, the cash amounts set forth therein for the purpose of funding up to the full amount of the aggregate merger consideration payable, subject to the terms and conditions of the Equity Commitment Letter. ForgeRock is a third party beneficiary of the Equity Commitment Letter and is entitled to enforce the investment commitment, on the terms and subject to the conditions set forth therein.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of class A common stock of ForgeRock, par value $0.001 per share (“Class A Common Stock”), and class B common stock of ForgeRock, par value $0.001 per share (“Class B Common Stock,” and, together with the Class A Common Stock, “Common Stock”), outstanding immediately prior to the Effective Time (subject to certain exceptions, including shares of Common Stock owned by stockholders of ForgeRock who have not voted in favor of the adoption of the Merger Agreement and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will, at the Effective Time, automatically be converted into the right to receive $23.25 in cash without interest thereon (the “Per Share Price”), without interest and subject to applicable withholding taxes.

Pursuant to the Merger Agreement, at the Effective Time, each outstanding option to purchase shares of Common Stock that is vested or vests at the Effective Time will automatically be cancelled and converted into the right to receive an amount in cash equal to (x) the total number of shares of Common Stock subject to such vested option multiplied by (y) the excess, if any, of (A) the Per Share Price over (B) the exercise price per share of such vested option, without interest and subject to applicable withholding taxes. Each outstanding option to purchase shares of Common Stock that is not vested at the Effective Time will automatically be cancelled and converted solely into the contingent right to receive an amount in cash equal to (x) the total number of shares of Common Stock subject to such unvested option immediately prior to the Effective Time, multiplied by (y) the excess, if any, of (A) the Per Share Price over (B) the exercise price per share of such unvested option, without interest and subject to applicable withholding taxes, which resulting payment will be subject to the same vesting terms and conditions as applied to such unvested options immediately prior to the Effective Time. Any option to purchase shares of Common Stock that has an exercise price per share that is greater than or equal to the Per Share Price will be automatically cancelled at the Effective Time for no consideration or payment.

Pursuant to the Merger Agreement, at the Effective Time, each of ForgeRock’s outstanding restricted stock units (a “Company RSU”) that is vested or vests at the Effective Time will automatically be cancelled and converted solely into the right to receive an amount in cash equal to (x) the total number of shares of Common Stock subject to such vested Company RSU immediately prior to the Effective Time, multiplied by (y) the Per Share Price, without interest and subject to applicable withholding taxes . Each Company RSU that is not vested at the Effective Time will be automatically cancelled and converted solely into the contingent right to receive an aggregate amount in cash equal to (x) the total number of shares of Common Stock subject to such unvested Company RSU prior to the Effective Time, by (y) the Per Share Price, without interest and subject to applicable withholding taxes, which resulting payment will be subject to the same vesting terms and conditions as applied to such unvested Company RSU immediately prior to the Effective Time.

Completion of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by the holders of a majority of the voting power of the outstanding shares of Common Stock (voting together as a single class), (2) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other specified regulatory approvals and (3) the absence of an order or law preventing the Merger.

The Merger Agreement contains customary representations, warranties and covenants made by each of ForgeRock, Parent and Merger Sub, including, among others, covenants by ForgeRock regarding the conduct of its business prior to the closing of the Merger. ForgeRock is also subject to customary restrictions on its ability (and the ability of its subsidiaries and representatives) to (1) solicit, initiate, propose or induce the making or knowingly encourage, facilitate or assist alternative acquisition proposals from third parties, (2) subject to certain exceptions, provide nonpublic information relating to ForgeRock or any of its subsidiaries to, or participate or (3) engage in discussions or negotiations with, third parties regarding alternative acquisition proposals. In addition, ForgeRock has agreed that, subject to certain exceptions, the Board will not withdraw its recommendation that ForgeRock’s stockholders vote to adopt the Merger Agreement and approve the Merger. ForgeRock has also agreed that it will file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement to be sent to the ForgeRock’s stockholders in connection with the Merger Agreement promptly after the date of the Merger Agreement, and ForgeRock will convene and hold a special meeting of ForgeRock’s stockholders for the purpose of seeking the adoption of the Merger Agreement as promptly as reasonably practicable following the mailing of the proxy statement to ForgeRock’s stockholders.

Either ForgeRock or Parent may terminate the Merger Agreement if (1) the Effective Time has not occurred by October 10, 2023 (the “Termination Date”), which may be extended to January 10, 2024 if certain closing conditions related to the receipt of required regulatory approvals have not been satisfied at such time, unless ForgeRock delivers written notice to Parent prior to October 10, 2023 specifying that the Termination Date shall not be so extended, (2) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order preventing the Merger or (3) ForgeRock’s stockholders fail to adopt the Merger Agreement. ForgeRock may terminate the Merger Agreement in certain additional limited circumstances, including to allow ForgeRock to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal (as defined in the Merger Agreement). Parent may terminate the Merger Agreement in certain additional limited circumstances, including if the Board withdraws its recommendation that ForgeRock’s stockholders vote to adopt the Merger Agreement.

Upon termination of the Merger Agreement under certain specified circumstances, ForgeRock will be required to pay Parent a termination fee of $60,000,000. Specifically, this termination fee is payable by ForgeRock to Parent if (1) the Merger Agreement is terminated in certain circumstances; (2) prior to such termination (but after the date of the Merger Agreement) a proposal for an alternative acquisition transaction has been publicly announced or disclosed and not withdrawn; and (3) within one year of such termination,

ForgeRock subsequently consummates an alternative acquisition transaction or enters into a definitive agreement providing for an alternative acquisition transaction stock and such transaction is ultimately consummated. This termination fee will also be payable in certain circumstances if the Merger Agreement is terminated by (1) Parent because the Board withdraws its recommendation that ForgeRock’s stockholders vote to adopt the Merger Agreement; or (2) ForgeRock to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal.

The Merger Agreement also provides that the ForgeRock, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement, including the obligation to consummate the Merger if the conditions set forth in the Merger Agreement are satisfied. Subject to limited exceptions, Parent’s and Merger Sub’s aggregate liability for monetary damages for breaches of the Merger Agreement are capped at $140,000,000, and ForgeRock’s liability for monetary damages for breaches of the Merger Agreement are capped at $60,000,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference. A copy of the Merger Agreement has been included to provide Company stockholders and other security holders with information regarding its terms and is not intended to provide any factual information about ForgeRock, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by Company stockholders or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by Company stockholders or other security holders. Company stockholders and other security holders are not third-party beneficiaries under the Merger Agreement (except, following the Effective Time, with respect to Company stockholders’ right to receive the merger consideration and the right of holders of Company equity awards to receive the consideration provided for such equity awards pursuant to the Merger Agreement) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of ForgeRock, Parent, Merger Sub or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in ForgeRock’s public disclosures. ForgeRock acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, ForgeRock, Parent, Merger Sub, their respective affiliates and their respective businesses, that will be contained in, or incorporated by reference into, the Proxy Statement that ForgeRock will file, as well as in the Forms 10-K, Forms 10-Q, Forms 8-K and other filings that ForgeRock will make with the SEC.

Voting Agreement

Also on October 10, 2022, in connection with the execution of the Merger Agreement, ForgeRock’s directors and certain of their affiliates that hold shares of Common Stock, solely in their capacity as ForgeRock stockholders, have entered into voting agreements (the “Voting Agreements”) with Parent and ForgeRock. These stockholders represent approximately 83.2 percent of ForgeRock’s outstanding voting power, based on the number of shares of Common Stock outstanding as of October 6, 2022. Under the Voting Agreements, the stockholders party thereto have agreed to vote their shares of

Common Stock in favor of the adoption of the Merger Agreement and certain other matters. The Voting Agreements terminate in certain circumstances, including in connection with the Board’s determination to (1) change its recommendation with respect to the Merger; and (2) terminate the Merger Agreement in order to accept a superior proposal from a third party. The Voting Agreements also contain restrictions on transfer of shares of Common Stock held by the stockholders party thereto, subject to certain exceptions.

The foregoing description of the Voting Agreements is qualified in its entirety by reference to the full text of the form of the Voting Agreements, a copy of which is filed as Exhibit 10.1 and is incorporated into this report by reference.

Additional Information and Where to Find It

ForgeRock, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of ForgeRock (the “Transaction”). ForgeRock plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in ForgeRock’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on April 13, 2022. To the extent that holdings of ForgeRock’s securities have changed since the amounts printed in the 2022 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, ForgeRock will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT FORGEROCK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by ForgeRock with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of ForgeRock’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by ForgeRock with the SEC in connection with the Transaction will also be available, free of charge, at ForgeRock’s investor relations website (https://investors.forgerock.com) or by writing to ForgeRock, Inc., Attention: Investor Relations, 201 Mission Street, Suite 2900, San Francisco, California 94105.

Forward-Looking Statements

This communication and ForgeRock, Inc.’s other filings and press releases may contain forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by ForgeRock’s Board of Directors in approving the Transaction; and expectations for ForgeRock following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of ForgeRock’s assumptions prove incorrect, ForgeRock’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from ForgeRock’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction, including in circumstances requiring ForgeRock to pay a termination fee; (iii) uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; (iv) the nature, cost and outcome of any legal proceeding that may be instituted against us and others relating to the Transaction; (v) economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, inflationary pressures, supply chain disruptions, or the military conflict in Ukraine and related sanctions against Russia and Belarus) or competition, or changes in such conditions, negatively affecting ForgeRock’s business, operations and financial performance; (vi) the effect of the announcement or pendency of the Transaction on our business relationships, customers, operating results and business generally, including risks related to the diversion of the attention of ForgeRock management or employees during the pendency of the Transaction; (vii) the amount of the costs, fees, expenses and charges related to the merger agreement or the Transaction; (viii) the risk that our stock price may fluctuate during the pendency of the Transaction and may decline significantly if the Transaction is not completed; (ix) possible disruption related to the Transaction to ForgeRock’s current plans and operations, including through the loss of customers and employees; and (x) other risks and uncertainties detailed in the periodic reports that ForgeRock files with the SEC, including ForgeRock’s Annual Report on Form 10-K filed with the SEC on March 9, 2022, ForgeRock’s quarterly report on Form 10-Q filed with the SEC on August 12, 2022, and subsequent filings. All forward-looking statements in this communication are based on information available to ForgeRock as of the date of this communication, and ForgeRock does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated October 10, 2022, among Project Fortress Parent, LLC, Project Fortress Merger Sub, Inc. and ForgeRock, Inc.*

10.1	Form of Voting Agreement, dated as of October 10, 2022, by and among Project Fortress Parent, LLC, ForgeRock, Inc. and certain stockholders of ForgeRock, Inc.*

99.1	Press Release, dated October 11, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. ForgeRock will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. ForgeRock may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FORGEROCK, INC.

Date: October 11, 2022	By:	/s/ Francis C. Rosch
	Name:	Francis C. Rosch
	Title:	Chief Executive Officer

Exhibit 2.1

CONFIDENTIAL

EXECUTION

AGREEMENT AND PLAN OF MERGER

between

PROJECT FORTRESS PARENT, LLC,

PROJECT FORTRESS MERGER SUB, INC.

and

FORGEROCK, INC.

Dated October 10, 2022

-i-

-ii-

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

This agreement and plan of merger (this “Agreement”) is dated October 10, 2022, and is between Project Fortress Parent, LLC, a Delaware limited liability company (“Parent”), Project Fortress Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ForgeRock, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A. The Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, (the “Merger”)), are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at a meeting of the Company Stockholders; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

B. Each of the board of managers of Parent and the board of directors of Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement herein and the board of directors of Merger Sub has declared this Agreement advisable; (iii) in the case of Merger Sub, directed that the adoption of this Agreement be submitted to a vote of Parent in its capacity as Merger Sub’s sole stockholder; and (iv) in the case of Merger Sub, recommended that Parent vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guarantee (the “Guarantee”) from Thoma Bravo Fund XV, L.P., a Delaware limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained in the Guarantee, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

D. Concurrently with the execution of this Agreement, certain Company Stockholders have entered into voting agreements with Parent and Merger Sub (the “Voting Agreements”), pursuant to which, among other things, such Persons have agreed, on the terms and subject to the conditions set forth in the Voting Agreements, to vote all of such Persons’ shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement.

AGREEMENT

The Parties therefore agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement (whether in effect as of the execution of this Agreement or executed after the execution of this Agreement) containing terms no less restrictive in the aggregate to the counterparty than those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of, or amendment to, any Acquisition Proposal. If the provisions of such confidentiality agreement are less restrictive in the aggregate to the counterparty than the terms of the Confidentiality Agreement (other than because of the absence of a “standstill” or similar provisions or other prohibition on the making of any Acquisition Proposal), then such confidentiality agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company offers to amend the Confidentiality Agreement so as to make the provisions of the Confidentiality Agreement as restrictive in the aggregate as the provisions of such confidentiality agreement.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to the Company or the Company Board (or any committee thereof) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Merger Sub or any of their Affiliates, or any Group that includes Parent or Merger Sub or any of their Affiliates), whether from the Company or any other Person, of securities representing more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Merger Sub or any of their Affiliates, or any Group that includes Parent or Merger Sub or any of their Affiliates) of assets constituting or accounting for more than 15 percent of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole; or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15 percent of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole) pursuant to which any Person or Group (other than Parent or Merger Sub or any of their Affiliates, or any Group that includes Parent or Merger Sub or any of their Affiliates) would hold securities representing more than 15 percent of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. Law).

(f) “Antitrust Law” means, collectively, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(g) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2021, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2021.

(h) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

(i) “Bylaws” means the bylaws of the Company in effect as of the date of this Agreement.

(j) “Capitalization Date” means 5:00 p.m., Eastern time, on October 6, 2022.

(k) “Certificate of Merger” means the certificate of merger, in such form as is determined by the Parties and in accordance with the DGCL.

(l) “Charter” means the Amended and Restated Certificate of Incorporation of the Company as in effect as of the date of this Agreement.

(m) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Company Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, stock option, stock purchase or other equity-based award (including the Company Equity-Based Awards), performance award, incentive compensation, profit sharing, savings, retirement, pension, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation, deferred compensation, severance, termination pay, post-employment or retiree benefits, retention, transaction, stay bonus, change of control compensation, and other fringe, welfare or other benefit or remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) that is sponsored, maintained or contributed to (or required to be contributed to) for the benefit of any Service Provider or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any current liability, contingent or otherwise.

(p) “Company Board” means the Board of Directors of the Company.

(q) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(r) “Company Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

(s) “Company Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

(t) “Company Common Stock” means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

(u) “Company Equity Plans” means the compensatory plans set forth in Section 1.1(u) of the Company Disclosure Letter that provide for the issuance of any Company Equity-Based Awards.

(v) “Company Equity-Based Award” means each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits, payments or equity or equity-based awards, in each case, measured in whole or in part by, exercisable for, or measured by reference to, the value of a number of shares of Company Common Stock granted pursuant to the Company Equity Plans, a Company Benefit Plan (including Company RSUs and Company Options) or otherwise, other than purchase rights under the ESPP. For the avoidance of doubt and notwithstanding the terms of any restricted stock unit award agreement, all restricted stock units covering shares of Company Common Stock, whether vested or unvested, will be treated as Company Equity-Based Awards for all purposes of this Section 1.1(v) and will be subject to the treatment provided pursuant to Section 2.8(a), to the extent outstanding as of immediately prior to the Effective Time.

(w) “Company Financial Advisor” means J.P. Morgan Securities LLC.

(x) “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

(y) “Company Material Adverse Effect” means any change, event, condition, development, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. None of the following Effects, and no Effects arising out of, relating to or resulting from the following (in each case, by themselves or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(ii) conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any other country or region in the world, including (a) changes in interest rates or credit ratings in the United States or any other country; (b) changes in exchange rates for the currencies of any country; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iii) conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company and its Subsidiaries conduct business, or changes in such conditions (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iv) regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to the comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(v) any geopolitical conditions, cyberattack, outbreak of hostilities, armed conflicts, civil unrest, civil disobedience, acts of war, sabotage, terrorism or military actions (including, in each case, any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities) (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vii) pandemics (including the COVID-19 pandemic), epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 Measures) in the United States or any other country or region in the world;

(viii) any Effect with respect to COVID-19 or any COVID-19 Measures;

(ix) inflation or any changes in the rate of increase or decrease of inflation (in each case, except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(x) the development, continuation or worsening of supply chain disruptions affecting the industry in which the Company and its Subsidiaries conduct business (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to comparable companies operating in the industry in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(xi) the negotiation, execution, delivery, announcement or performance of this Agreement or the pendency or consummation of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees (including any employee attrition), suppliers, customers, partners, lenders, lessors, vendors, Governmental Authorities or any other third Person (except that this clause (xi) shall not apply to representations and warranties that specifically address the consequences of the entry into this Agreement or the consummation of the Merger);

(xii) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(xiii) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date of this Agreement, and any failure to take any action resulting from Parent’s failure to grant any approval or consent requested by the Company to take any reasonable action restricted or prohibited by this Agreement;

(xiv) changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate (including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof), or any action taken for the purpose of complying with GAAP or any Law (including any action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19), epidemic, contagious disease outbreaks or other comparable event);

(xv) changes in the price or trading volume of the Company Class A Common Stock, in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xvi) any failure, in and of itself, by the Company and its Subsidiaries to meet (a) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (b) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure in clause (a) or (b) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);

(xvii) the availability or cost of equity, debt or other financing to Parent, Merger Sub or any of their respective Affiliates;

(xviii) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its stockholders, executive officers or other employees or any member of the Company Board (or any Affiliates of any of the foregoing) in connection with, arising from or otherwise relating to the Merger, including any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock;

(xix) the identity of, or any facts or circumstances relating to, Guarantor, Parent or Merger Sub or their respective Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing or the respective plans or intentions of the foregoing with respect to the Company or its business; or

(xx) any breach by Parent or Merger Sub of this Agreement.

(z) “Company Options” means any outstanding compensatory options to purchase shares of Company Common Stock, granted pursuant to any of the Company Equity Plans or otherwise, other than the purchase rights under ESPP.

(aa) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(bb) “Company Registered Intellectual Property” means all of the Company Intellectual Property that is Registered Intellectual Property.

(cc) “Company Related Parties” means, collectively, (i) the Company and its Subsidiaries; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates.

(dd) “Company Software” means computer software, the Intellectual Property related to which is Company Intellectual Property.

(ee) “Company Stockholders” means the holders of shares of Company Capital Stock.

(ff) “Company Termination Fee” means an amount in cash equal to $60,000,000.

(gg) “Confidentiality Agreement” means the confidentiality letter agreement, dated July 13, 2022, between the Company and Thoma Bravo, L.P.

(hh) “Consent” means any consent, approval, clearance, waiver, Permit or order.

(ii) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(jj) “Contract” means any express, legally binding contract, lease, license, indenture, note, bond, agreement or other instrument. For purposes hereof, a task, purchase, statement of work, delivery, change or work order under a Contract will not constitute a separate Contract but will be part of the Contract to which it relates.

(kk) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

(ll) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, workforce reduction, shut down, closure, sequester, safety or similar Law, directive, guideline, response or recommendation of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and including, in each case, any changes in any such Law, directive, guidance, response or recommendation.

(mm) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

(nn) “Debt Financing Sources” means the Persons, if any, that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Financing or alternative debt financing in connection with the Merger (and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto), together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns. It is understood and agreed that the Parent Related Parties will not be Debt Financing Sources for any purposes of this Agreement.

(oo) “DGCL” means the General Corporation Law of the State of Delaware.

(pp) “DOJ” means the United States Department of Justice.

(qq) “DPA” means the Defense Production Act of 1950.

(rr) “DTC” means the Depository Trust Company.

(ss) “Environmental Law” means all applicable federal, national, state, provincial or local Laws relating to pollution, worker or public health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(tt) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(uu) “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(vv) “ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended.

(ww) “Exchange Act” means the Securities Exchange Act of 1934.

(xx) “Excluded Information” means any (i) financial statements of the Company or its Subsidiaries other than the historical financial statements set forth in Section 6.6(a)(iv)(A) and Section 6.6(a)(iv)(B); (ii) description of all or any component of the Debt Financing; (iii) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, will be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments; (iv) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A; and (v) other information that is not available to the Company without undue effort or expense.

(yy) “FCPA” means the United States Foreign Corrupt Practices Act of 1977.

(zz) “Foreign Direct Investment Law” means any foreign direct investment law, or similar applicable law, that provides for national security reviews in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of any Governmental Authority outside the United States.

(aaa) “FTC” means the United States Federal Trade Commission.

(bbb) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ccc) “Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or any of its Subsidiaries on one hand and a Governmental Authority on the other hand or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

(ddd) “Governmental Authority” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational, or any arbitrator or arbitral body (public or private), to the extent such arbitrator or arbitral body has binding authority over the applicable party.

(eee) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(fff) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” (or words with similar meaning) including petroleum and petroleum products and per- and polyfluoroalkyl substances.

(ggg) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(hhh) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than ordinary course trade payables), including any earn-out or other similar contingent payment obligations; (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person of a type descried in clauses (i) through (v); (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (viii) reimbursement obligations with respect to letters of credit, bank guarantees, and other similar contractual obligations, to the extent drawn, entered into by or on behalf of such Person.

(iii) “Intellectual Property” means the rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all other corresponding rights in work of authorship (“Copyrights”); (iii) (A) trademarks, trade names, logos, service marks, trade dress, internet domain names and social media accounts, and (B) registrations and applications therefor and corresponding rights in indicia of origin ((A) and (B), “Marks”); (iv) trade secrets rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”); and (v) any similar, corresponding or equivalent rights to any of the foregoing.

(jjj) “Intervening Event” means any Effect, or any material consequence of such Effect, that (i) as of the date of this Agreement was not known or reasonably foreseeable, in each case based on facts known to the

Company Board as of the date of this Agreement; and (ii) does not relate to (A) an Acquisition Proposal; or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date hereof in the market price or trading volume of the Company Class A Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account in determining whether an Intervening Event has occurred).

(kkk) “IRS” means the United States Internal Revenue Service.

(lll) “Knowledge” of a Person, with respect to any matter in question, means, with respect to the Company, the actual knowledge as of the date of this Agreement of the individuals set forth on Section 1.1(lll) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving the Company Intellectual Property, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate opinions or any Patent, Mark or other Intellectual Property clearance searches. If not conducted or obtained, no knowledge of any Patents, Marks or other Intellectual Property of any third Person that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(mmm) “Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or stock exchange listing requirement.

(nnn) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, complaint, audit, investigation, arbitration or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

(ooo) “Loan Agreement” means the Amended and Restated Plain English Growth Capital Loan and Security Agreement, dated as of March 11, 2020, by and among ForgeRock, Inc., as a borrower, ForgeRock US, Inc., as a borrower, ForgeRock Limited, as a borrower, TriplePoint Venture Growth BDC Corp., as a lender and as the collateral agent, and TriplePoint Capital LLC, as a lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(ppp) “Lookback Date” means January 1, 2021.

(qqq) “Material Contract” means any of the following Contracts in effect as of the date of this Agreement:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(ii) the IP Contracts;

(iii) any Contract (A) containing any covenant materially limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any material line of business or any geographical area, including pursuant to a “most favored nation” or exclusivity provision, (B) provides for any other “exclusivity” requirement in favor of any third party or (C) provides preferential rights or rights of first or last offer or refusal to any third party, except in the case of clause (A)–(C), for (x) any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (y) any Contracts, restrictions, requirements and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $10,000,000 after the date of this Agreement other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will, or has the right to, acquire any ownership interest in any Person (other than any Subsidiary of the Company) after the date of this Agreement;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $5,000,000 other than (A) accounts receivables and payables in the ordinary course of business, (B) pursuant to the Loan Agreement as in effect on the date hereof; (C) loans to Subsidiaries of the Company in the ordinary course of business; and (D) extensions of credit to customers in the ordinary course of business;

(vi) any Contract that involves a joint venture;

(vii) any Company Equity-Based Awards that materially deviate from the form made available in the Company SEC Reports or that provide any single or double trigger acceleration provisions that would be triggered in connection with the Merger;

(viii) any contract for the employment on a full-time, part-time, consulting or other basis providing for annual cash on target compensation in excess of $550,000;

(ix) any Labor Agreement;

(x) any Contract that is with (A) each of the ten largest customers of the Company and its Subsidiaries, taken as a whole (the “Material Customers”) by annual recurring revenue as of August 31, 2022 and (B) each of the ten largest commercial vendors of the Company and its Subsidiaries, taken as a whole (the “Material Vendors”), by total spend for the eight-month period ended August 31, 2022;

(xi) any Contract that is an agreement in settlement of a dispute or Legal Proceeding (including with any Governmental Authority) that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement or such Contract that requires the Company or any of its Subsidiaries to pay consideration of more than $2,000,000 after the date of this Agreement;

(xii) any Contract that obligates the Company or any of its Subsidiaries to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $10,000,000;

(xiii) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries; and

(xiv) any Contract that provides for (A) indemnification of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent; or (B) accelerated vesting in connection with a change of control, including the transactions contemplated hereunder (including as a result of any termination of employment following a change of control, including the transactions contemplated hereunder).

(rrr) NYSE” means The New York Stock Exchange.

(sss) “Order” means any order, judgment, injunction, ruling, award, decree or writ of any Governmental Authority.

(ttt) “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent

Material Adverse Effect, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(uuu) “Parent Related Parties” means, collectively, (i) Parent, Merger Sub or Guarantor; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates (other than Parent, Merger Sub or Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and Guarantor.

(vvv) “Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities.

(www) “Permitted Lien” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into in the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy by the Company or any of its Subsidiaries of the real property subject thereto; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports; (ix) non-exclusive licenses to Company Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business; (x) any other liens that do not secure a liquidated amount or indebtedness for borrowed money, that have been incurred or suffered in the ordinary course of business, and that would not have a Company Material Adverse Effect; (xi) statutory, common law or contractual liens of landlords under real property leases; (xii) liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of its Subsidiaries; (xiii) liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries; and (xiv) liens securing obligations under Indebtedness that will be repaid and terminated in full at the Closing.

(xxx) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(yyy) “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time.

(zzz) “Registered Intellectual Property” means all (i) Patents; (ii) registered and applied-for Marks; and (iii) registered Copyrights.

(aaaa) “Related Party” means a Company Related Party or a Parent Related Party, as applicable.

(bbbb) “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, financing sources, representatives and advisors of a Party.

(cccc) “Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under applicable Trade Controls (including Cuba, Iran, North Korea, Syria and prohibited regions of Ukraine including Crimea, Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR)).

(dddd) “Sanctioned Person” means any Person that is the subject or target of applicable sanctions or restrictions under Trade Controls including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

(eeee) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ffff) “SEC” means the United States Securities and Exchange Commission.

(gggg) “Securities Act” means the Securities Act of 1933.

(hhhh) “Service Provider” means any current or former employee, officer, consultant, independent contractor, or member of the board of directors of the Company or any of its Subsidiaries.

(iiii) “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(jjjj) “Superior Proposal” means any written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), which factors may include the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50.1 percent.”

(kkkk) “Systems” means the software, hardware, servers, hosting facilities, systems and other information technology infrastructure and assets used or relied on by or for the benefit of the Company or any of its Subsidiaries. Systems shall include the Company Software.

(llll) “Tax” means all U.S. federal, state, local, and non-U.S. taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind in the nature of a tax (including escheat and abandoned or unclaimed property), together with all interest, penalties and additions imposed with respect to such amounts, however denominated, whether disputed or not.

(mmmm) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto or amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes.

(nnnn) “Transaction Documents” means, collectively, the Confidentiality Agreement, the Voting Agreement, the Guarantee, the Equity Commitment Letter and any other document contemplated by those agreements, or any document or instrument delivered in connection with this Agreement or those agreements.

(oooo) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Merger, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing or any other communications to the Company Stockholders, in each case other than any Legal Proceedings solely among the Parties or their respective Affiliates (including, for the avoidance of doubt, with the parties to the Equity Commitment Letter), related to this Agreement, the Transaction Documents or the Merger.

(pppp) “Willful Breach” means a breach that is a consequence of an intentional act deliberately undertaken or intentionally omitted to be taken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, result in or constitute a breach of the relevant covenant or agreement.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.4(a)
Anti-Bribery Laws	3.22(c)
Antitrust Reimbursement Obligations	6.2(b)
Benefits Period	6.11(b)
Certificates	2.9(c)(i)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.4(c)(i)
Company Disclosure Letter	1.4
Company Liability Limitation	8.3(e)(ii)
Company Relevant Persons	3.22(b)
Company RSU	2.8(a)(i)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Converted Cash Award	2.8(a)(ii)
Copyrights	1.1(iii)
Covenant Exceptions	5.1(a)
Current Purchase Period	2.8(e)

Term	Section Reference
Debt Financing	6.6(a)
Dissenting Company Shares	2.7(c)(i)
DTC Payment	2.9(d)
Effect	1.1(y)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Limitations	3.2
Enforcement Expenses	8.3(d)
Equity Commitment Letter	4.10(a)
Equity Financing	4.10(a)
Event Notice Period	5.4(d)(i)(2)
Exchange Fund	2.9(b)
Excluded Benefits	6.11(b)
Financing	6.6(a)
Financing Reimbursement Obligations	6.6(e)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Persons	6.10(a)
International Employee Plans	3.19(a)
IP Contracts	3.16(d)
Labor Agreements	3.20(a)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(iii)
Material Customers	1.1(qqq)(x)
Material Vendors	1.1(qqq)(x)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Stockholder Approval	6.19
New Plans	6.11(c)
Non-Cooperation Notice	6.6(b)
Notice Period	5.4(d)(ii)(3)
OFAC	1.1(gggg)
Old Plans	6.11(c)
Other Required Company Filing	6.3(e)
Other Required Parent Filing	6.3(f)
Owned Company Shares	2.7(a)(ii)
Parent	Preamble
Parent Liability Limitation	8.3(e)(i)
Party	Preamble
Patents	1.1(iii)
Payment Agent	2.9(a)
Per Share Price	2.7(a)(iii)
Personal Information	3.17(a)
Privacy and Data Security Requirements	3.17(a)
Processing	3.17(a)
Proxy Statement	6.3(a)
Reimbursement Obligations	6.6(f)
Required Permits	3.21
Requisite Stockholder Approval	3.4
Security Breach	3.17(b)

Term	Section Reference
Specified Foreign Direct Investment Law	6.2(a)
Surviving Corporation	2.1
Tail Policy	6.10(c)
Termination Date	8.1(c)
Trade Controls	3.22(b)
Trade Secrets	1.1(iii)
Uncertificated Shares	2.9(c)(ii)
Unvested Company Option	2.8(b)(ii)
Unvested Company RSU	2.8(a)(ii)
UPE	6.2(a)
Vested Company Option	2.8(b)(i)
Vested Company Option Consideration	2.8(b)(i)
Vested Company RSU	2.8(a)(i)
Vested Company RSU Consideration	2.8(a)(i)
Voting Agreements	Recitals
WARN Act	3.20(b)

1.3 Certain Interpretations.

(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Threats. Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing.”

(d) Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(e) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(f) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

(g) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.

(h) References to Persons. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities. It is agreed that a breach of this Agreement by Merger Sub will be deemed to be a breach of this Agreement by Parent.

(i) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(k) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(l) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(m) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(n) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in San Francisco, California.

(o) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action (other than any action described in Section 5.4) must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(p) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(q) Representations Are Not Covenants. Nothing contained in Article III or Article IV may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.28 and Section 4.13 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(r) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(s) Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(t) No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(u) Nature of Information Disclosed. It is understood and agreed that (i) the specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Company Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the ordinary course of business.

(v) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(w) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being (i) posted to the virtual data room managed by the Company in connection with the Merger prior to 12:30 p.m., Eastern Time, on the date of this Agreement or (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database prior to 12:30 p.m., Eastern Time, on the date of this Agreement.

(x) Ordinary Course. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and its Subsidiaries that is materially consistent with past practice.

1.4 Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m. at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304 (or remotely via the electronic exchange of documents), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than (i) if the last condition to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) is not 7.1(b), 7.1(c) or 7.1(d), the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions) or (ii) if the last condition to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) is 7.1(b), 7.1(c) or 7.1(d), the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Charter as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to this Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of the Surviving Corporation will be amended and restated to be the bylaws of Merger Sub as in effect immediately prior to the Effective Time (with the name of the Surviving Corporation being “ForgeRock, Inc.”), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. The Parties will use reasonable best efforts to take all necessary actions so that, at the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their earlier death, resignation or removal.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor; and

(iii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, if any) will be automatically converted into the right to receive cash in an amount equal to $23.25, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to fully reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Dissenting Company Shares. Notwithstanding anything to the contrary in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a Company Stockholder who has (A) neither voted in favor of the adoption of this Agreement or the Merger nor consented thereto in writing and (B) properly demanded appraisal of such shares of Company Common Stock pursuant to, and in accordance with, Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7 but instead will be entitled only to such rights as are granted by Section 262 of the DGCL. Such Company Stockholder will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the Effective Time, such Company Stockholder fails to perfect, effectively withdraws or waives, or otherwise loses such holder’s right to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price in accordance with this Agreement and will not thereafter be deemed to be Dissenting Company Shares.

(ii) Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of any Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of any Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8 Equity Awards.

(a) Company RSUs.

(i) Vested Company RSUs. At the Effective Time, each outstanding restricted stock unit subject to time-based vesting (each, a “Company RSU”) under the applicable Company Equity Plan that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Company Common Stock subject to such Vested Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company RSU Consideration”). Following the Effective Time, no such Vested Company RSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of a Vested Company RSU shall cease to have any rights with respect thereto, except for the right (if any) to receive the Vested Company RSU Consideration in exchange for such Vested Company RSU in accordance with this Section 2.8(a)(i).

(ii) Unvested Company RSUs. At the Effective Time, each outstanding Company RSU under the applicable Company Equity Plan that is not a Vested Company RSU (each, an “Unvested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation an amount in cash (without interest) (a “Converted Cash Award”) equal to (A) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, provided that terms rendered inoperable by the transactions contemplated by the Transaction Documents will no longer have any force or effect. Following the Effective Time, no such Unvested Company RSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of an Unvested Company RSU shall cease to have any rights with respect thereto, except for the right (if any) to receive a Converted Cash Award in exchange for such Unvested Company RSU in accordance with this Section 2.8(a)(ii). Any such conversion and assumption will be effected in a manner that complies with, or is exempt from, the requirements of Code Section 409A.

(b) Company Options.

(i) Vested Company Options. At the Effective Time, each outstanding Company Option that is vested at the Effective Time, or that vests as a result of the consummation of transactions contemplated by this Agreement (each, a “Vested Company Option”), will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the right to receive an amount (without interest) in cash, equal in value to (A) the total number of shares of Company Common Stock subject to the Vested Company Option multiplied by (B) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock underlying such Vested Company Option, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company Option Consideration”). For the avoidance of doubt, any Vested Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Price will be cancelled at the Effective Time for no consideration or payment and without further action on the part of any Person. Following the Effective Time, no Vested Company Option shall remain outstanding, and each former holder of a Vested Company Option shall cease to have any rights with respect thereto, except for the right (if any) to receive the Vested Company Option Consideration in exchange for such Vested Company Option in accordance with this Section 2.8(b)(i).

(ii) Unvested Company Options. At the Effective Time, each outstanding Company Option that is not a Vested Company Option (each, an “Unvested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal in value to (A) the total number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock under such Unvested Company Option, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Unvested Company Option immediately prior to the Effective Time. For the avoidance of doubt, any Unvested Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Price will be cancelled at the Effective Time for no consideration or payment and without further action on the part of any Person. Following the Effective Time, no Unvested Company Option shall remain outstanding, and each former holder of an Unvested Company Option shall cease to have any rights with respect thereto, except for the right (if any) to receive the Converted Cash Award in exchange for such Unvested Company Option in accordance with this Section 2.8(b)(ii). Any such conversion and assumption will be effected in a manner that complies with, or is exempt from, the requirements of Code Section 409A.

(c) Payment Procedures. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Vested Company RSU Consideration owed to all holders of Vested Company RSUs and (ii) Vested Company Option Consideration owed to all holders of Vested Company Options. As promptly as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date following the Closing Date, the applicable former holders of Vested Company Options and Vested Company RSUs will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of the Vested Company Option Consideration and Vested Company RSU Consideration required to be paid to such former holders pursuant to this Section 2.8. Notwithstanding the foregoing, if any payment owed to a holder of Vested Company RSUs or Vested Company Options pursuant to this Section 2.8 cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder as soon as reasonably practicable following the Effective Time. The Surviving Corporation will pay any portion of a Converted Cash Award that vests to the applicable holder thereof as soon as reasonably practicable, but no later than 30 days following the date on which such portion vests.

(d) Necessary Further Actions. The Company will take all action within its power and authority reasonably necessary to effect the cancellation, conversion and/or assumption (as the case may be) of Company Equity-Based Awards as of the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Subject to obtaining any required consents from the holders thereof, all Company Equity-Based Awards and all Company Equity Plans will terminate as of the Effective Time (but subject to the consummation of the Merger).

(e) Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company will take all actions necessary to, (A) provide that no new individuals will be permitted to enroll in the ESPP following the date of this Agreement; (B) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (C) not allow any increase in the amount of participants’ payroll deduction elections under the ESPP during the offering period or purchase period that is in effect on the date of this Agreement from those in effect on the date of this Agreement; (D) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP, but otherwise not issue any Company Class A Common Stock under the ESPP; (E) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after the date of this Agreement, and if the Effective Time would otherwise occur before the end of the current purchase period under the ESPP (the “Current Purchase Period”), the Company will shorten the Current Purchase Period as of a specified trading day at least ten (10) days prior to the date on which the Effective Time occurs and (F) not extend the Current Purchase Period. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP and no further rights shall be granted or exercised under the ESPP thereafter.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Exchange and Payment Procedures.

(i) Certificated Shares. Promptly following the Effective Time (and in any event within one Business Day), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent (or affidavit of loss in lieu of a Certificate as provided in Section 2.11)); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.7. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.11) for cancellation, together with such letter of transmittal, duly completed and validly executed, in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price. The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the

Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.9(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.9(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the aggregate consideration payable pursuant to Section 2.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws related to Taxes. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.13 Necessary Further Actions. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession of and to all rights and property of Merger Sub and the

Company, then the officers and directors of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); or (b) as set forth in the Company Disclosure Letter (it being acknowledged and agreed that nothing disclosed in the Company SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.6 or Section 3.12(a)), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to date. The Company is not in violation of the Charter or the Bylaws.

3.2 Corporate Power; Enforceability. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.6(b) are true and correct, (a) the Company has the requisite corporate power and authority to (i) execute and deliver this Agreement and any Transaction Document to which it is a party; (ii) perform its covenants and obligations under this Agreement and any Transaction Document to which it is a party; and (iii) subject to receiving the Requisite Stockholder Approval, consummate the Merger; and (b) the execution and delivery of this Agreement and any Transaction Document to which it is a party by the Company, the performance by the Company of its covenants and obligations under this Agreement and any Transaction Documents to which it is a party, and, subject to receiving the Requisite Stockholder Approval, the consummation of the Merger have each been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at a meeting of the Company Stockholders; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL (clause (v), the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth therein, the Per Share Price to be paid to the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.6(b) are true and correct, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock (voting together as a single class) entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is required pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger.

3.5 Non-Contravention. Assuming that the representations and warranties of Parent and Merger Sub in Section 4.6(b) are true and correct, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any “significant subsidiary” of the Company (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC); (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.6(b) are true and correct, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; (iv) compliance with any notification and approval requirements under any Foreign Direct Investment Laws; and (v) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock and Related Matters.

(i) Authorized Capital Stock and Stock Reservation. The authorized capital stock of the Company consists of (A) 1,000,000,000 shares of Company Class A Common Stock; (B) 500,000,000 shares of Company

Class B Common Stock; and (C) 100,000,000 shares of Company Preferred Stock. As of the Capitalization Date, the Company has reserved 7,405,984 shares of Company Class A Common Stock for issuance pursuant to the Company Equity Plans.

(ii) Current Capitalization. As of the Capitalization Date, (A) 47,510,645 shares of Company Class A Common Stock were issued and outstanding; (B) 37,724,049 shares of Company Class B Common Stock were issued and outstanding; (C) no shares of Company Preferred Stock were issued and outstanding; (D) no shares of Company Class A Common Stock were held by the Company as treasury shares; (E) no shares of Company Class B Common Stock were held by the Company as treasury shares; (F) Company RSUs representing the right to receive up to 4,237,523 shares of Company Class A Common Stock were outstanding; (G) no Company Options to acquire shares of Company Class A Common Stock with an exercise price per share less than the Per Share Price were outstanding; (H) Company Options to acquire 11,193,763 shares of Company Class B Common Stock with an exercise price per share less than the Per Share Price were outstanding; and (I) 2,151,001 shares of Company Class A Common Stock were reserved for issuance pursuant to the ESPP with aggregate contributions as of $2,392,977.38 received by the Company as of September 30, 2022 for the current purchase period pursuant to the ESPP.

(iii) Validity; No Other Issuances. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights, calls or rights of first refusal or similar rights. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting, or settlement of Company Equity-Based Awards granted prior to the date of this Agreement, or the conversion of shares of Company Class B Common Stock into shares of Company Class A Common Stock pursuant to the terms of the Charter.

(b) Company Equity Awards. Section 3.7(b) of the Company Disclosure Letter sets forth as of the Capitalization Date a complete and accurate list of each outstanding Company Equity-Based Award granted under a Company Equity Plan and: (i) the name of the Company Equity Plan pursuant to which such Company Equity-Based Award was granted, (ii) the name and/or employee identification number of the holder of such Company Equity-Based Award, (iii) the type of award and number of shares of Company Class A Common Stock or Class B Common Stock subject to such outstanding Company Equity-Based Award, (iv) if applicable, the exercise price, purchase price or similar pricing of such Company Equity-Based Award, (v) the date on which such Company Equity-Based Award was granted or issued, (vi) any applicable vesting, repurchase or other lapse of restrictions schedule (including any acceleration of vesting terms), and the extent to which such Company Equity-Based Award is vested and exercisable as of the Capitalization Date, and (vii) with respect to Company Options, the date on which such Company Option expires, the exercise price per share of Company Class A Common Stock, Class B Common Stock or purchase price (as applicable), and whether each Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option.

(c) No Other Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into, measured by reference to or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, puts, calls or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, put, call, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock options, equity appreciation rights, performance shares, performance stock units, contingent value rights, “phantom” equity, profit participation or similar securities or rights that are derivative of, measured by reference to profit participation or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Other than for the ability of holders of Company Class B Common Stock to convert such shares into shares of Company Class A Common Stock as set forth in the Charter, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect. Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or that are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) No Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization or formation and schedule of equityholders of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized or formed, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate or entity power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c) No Other Interests in Subsidiaries. There are no outstanding (i) securities convertible into, measured by reference to or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants, puts, calls or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire or redeem from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, put, call, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries; or (iv) outstanding shares of restricted stock, restricted stock units, stock options, equity appreciation rights, performance shares, performance stock units, contingent value rights, “phantom” equity, profit participation or similar securities or rights that are derivative of, measured by reference to or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company.

3.9 Company SEC Reports. The Company has filed with or furnished to the SEC all forms, reports and documents that have been required to be filed by it pursuant to applicable Laws since September 15, 2021 and prior to the date of this Agreement (such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report complied as to form, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows and stockholders’ equity for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains, and has at all times since September 15, 2021 maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment concluded that such system was effective. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2021. Since December 31, 2021, and through the date of this Agreement, to the Knowledge of the Company, no events have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2022, and conclude, after such assessment, that such system was effective. Since the Lookback Date, the principal executive officer and principal financial officer of the Company have each made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains, and at all times since September 15, 2021 has maintained, a system of internal accounting controls that are effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Since September 15, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business; or (d) that would not have a Company Material Adverse Effect. Neither the Company nor Subsidiary of the Company is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since January 1, 2022, through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects; and (ii) the Company has not taken any action that, if taken or proposed to be taken after the date of this Agreement, would be prohibited by Section 5.2(a), Section 5.2(b), Section 5.2(d), Section 5.2(e), Section 5.2(f), Section 5.2(g), Section 5.2(h), Section 5.2(j), or Section 5.2(s) (with respect to any of the foregoing).

3.13 Material Contracts.

(a) Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement (other than (i) any Material Contracts contemplated by clause (a) of the definition of “Material Contract” and (ii) any Material Contracts which have otherwise been made publicly available pursuant to the Company SEC Reports), and, a true, correct and complete copy of each Material Contract has been made available to Parent, or has been publicly made available on EDGAR.

(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries party thereto nor, to the Knowledge of the Company, any other party thereto, is in breach of or default pursuant to any Material Contract, and no event has occurred that would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate or renegotiate in any material respects the terms of any such Material Contract, except for such notices to terminate or renegotiate that would not have a Company Material Adverse Effect.

3.14 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications and amendments thereto). Except as would not have a Company Material Adverse Effect, with respect to each Leased Real Property, (i) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens); (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any counterparty to any Lease, is in breach of or default pursuant to any Lease, nor does there exist a fact or circumstance that, with the passing of time or the giving of notice, would become a breach or default pursuant to any Lease or permit the termination, modification or acceleration of rent under such Lease; (iii) each Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by the Enforceability Limitations; (iv) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any material portion of such Leased Real Property; and (v) the Company has not collaterally assigned or granted any other security interest in any such Lease or any interest therein.

3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has failed to comply with any Environmental Law; (b) has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law; (c) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released, disposed of, or owned or operated any property or facility contaminated by any Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law; (d) has exposed any person to Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law; or (e) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding that is (i) alleging the noncompliance by the Company or any of its

Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law.

3.16 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Registered Intellectual Property. As of the date of this Agreement, the Company and its Subsidiaries have maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, and has used reasonable business judgement in its prosecution, maintenance, and abandonment of Company Registered Intellectual Property. The Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable.

(b) Ownership. The Company and its Subsidiaries (i) solely and exclusively own all right, title, and interest, free and clear of all encumbrances other than Permitted Liens, in and to the material Company Intellectual Property and (ii) to the Knowledge of the Company, as of the date of this Agreement, have sufficient rights to all Company Intellectual Property and all other Intellectual Property used in or necessary for the operation of the Company and its Subsidiaries’ respective businesses as currently conducted. There are no restrictions on the Company or its Subsidiaries’ right to sell any product or service of the Company or any of its Subsidiaries, or to use, transfer or license any Company Intellectual Property, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect.

(c) No Order. No material Company Intellectual Property (including any included in the Company’s current products) is subject to any Legal Proceeding or outstanding order against the Company or any of its Subsidiaries, in effect as of the date of this Agreement, prohibiting or materially restricting the Company or any of its Subsidiaries from using, transferring, or licensing thereof, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect.

(d) IP Contracts. Section 3.16(d) of the Company Disclosure Letter sets forth a complete and accurate list of material Contracts in effect as of the date of this Agreement pursuant to which (i) the Company or any of its Subsidiaries has granted a license or other right to a third Person under any material Company Intellectual Property, other than any non-disclosure agreements, non-exclusive licenses granted by the Company to customers in the ordinary course of business or in the ordinary course of business in connection with the provision, support, maintenance, or sale of any Company product or service; (ii) a third Person has licensed or granted any other right to any Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company or any of its Subsidiaries, taken as a whole, excluding, in each case, any (A) non-disclosure agreements and rights to use feedback; (B) non-exclusive licenses or related services Contracts for commercially available, technology or Intellectual Property that is not material to the Company or any of its Subsidiaries; (C) any licenses to software and materials licensed as open-source, public-source or freeware; (D) Contracts with employees or independent contractors for the assignment of, or license to, any Intellectual Property; and (E) non-exclusive licenses authorizing limited use of brand materials or other Intellectual Property that are incidental to the primary purpose of the Contract; or (iii) or any material settlement, co-existence, or covenant not to sue Contract to which the Company or any of its Subsidiaries is a party that materially limits the Company’s rights and ability to exploit the Company Intellectual Property (all such Contracts that are, or are required to be, listed under clauses (i), (ii) or (iii) of this Section 3.16(d), the “IP Contracts”).

(e) No Infringement. To the Knowledge of the Company, as of the date of this Agreement, none of the Company’s or its Subsidiaries’ products and services or the operation of any of their businesses infringes or misappropriates, or has since the Lookback Date infringed or misappropriated, the Intellectual Property of any third Person, except where such infringement or misappropriation would not have a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, this Section 3.16(e) and Section 3.16(f) contain the only representations or warranties made by the Company with respect to infringement or misappropriation of Intellectual Property of any third Person.

(f) No Notice of Infringement. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice from any third Person alleging that the Company’s or any of its Subsidiaries’ products or services or the operation of any of their businesses infringes or misappropriates the Intellectual Property of any third Person in a manner that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, or challenging the validity or enforceability of any material Company Intellectual Property. Since the Lookback Date, neither the Company nor any of its Subsidiaries has made or asserted any written notice alleging infringement or misappropriation of any Company Intellectual Property or challenging the validity or enforceability of any Intellectual Property.

(g) Employee Agreements. All of the current and former employees of the Company and its Subsidiaries who have contributed to or participated in the conception or development of any material Company Intellectual Property have entered into proprietary rights agreements with the Company or a Subsidiary in which they have, subject to limitations of applicable Law, assigned or vested ownership of all their rights in such Intellectual Property to the Company or the Subsidiary and have agreed to maintain the confidentiality of such Intellectual Property. Neither the Company nor any of its Subsidiaries has been a member or promoter of, or contributor to, any industry standards body or similar organization that requires or obligates the Company or any of its Subsidiaries to grant or offer to any third party any license or right to any Company Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to safeguard and maintain the secrecy of material confidential or proprietary information of or third-party data in the possession or under the control of, the Company or any of its Subsidiaries. Without limiting the foregoing, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed any material confidential or proprietary information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction, and disclosure.

(h) Source Code Escrow. Neither the Company nor any of its Subsidiaries has disclosed, licensed, made available or delivered to any escrow agent or other Person any of the source code for any Company Software (except such a Person that is a third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code and (ii) use such source code only in the provision of services to the Company or any of its Subsidiaries), and, as of the date of this Agreement, no event has occurred that would legally or contractually require the Company or any of its Subsidiaries to do any of the foregoing. Neither this Agreement nor the consummation of the Merger will result in the disclosure, license, or making available or delivery to a third party of any source code included in the Company Software (including any release from escrow of any such source code).

(i) Open Source Software. The Company and its Subsidiaries have not used open source software in any manner that, with respect to any Company Software, (i) requires its disclosure or distribution in source code form; (ii) requires the licensing thereof for the purpose of making derivative works; or (iii) imposes any restriction on the consideration to be charged for the distribution thereof, in each case in a manner that would cause a Company Material Adverse Effect. With respect to any open source software that is used by the Company or any of its Subsidiaries, the Company or the applicable Subsidiary is in compliance with all applicable agreements with respect thereto, except for any such non-compliance that would not have a Company Material Adverse Effect.

(j) Information Technology. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable methods and precautions designed to protect the confidentiality, integrity and security of the Systems from unauthorized Processing by any Person. To the Knowledge of the Company, the Systems are (i) free from any material defect, bug, viruses, worms, Trojan horses, or such code or programs or malicious code and (ii) are functional and operate and run in a reasonable and efficient business manner except as would not be material to the Company and its Subsidiaries taken as a whole.

3.17 Privacy and Security.

(a) Privacy. Except as would not have a Company Material Adverse Effect, the Company’s and each of its Subsidiaries’ collection, use, disclosure, treatment, or processing (collectively, “Processing”) of any information defined as “personal data,” “personal information,” or any equivalent term under applicable Privacy and Data Security Requirements, including any such information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual (collectively, “Personal Information”) is, and has since the Lookback Date been, in compliance with (i) the Company’s and its Subsidiaries’ written policies, (ii) all applicable Laws, (iii) any applicable industry standard with which the Company or any of its Subsidiaries has represented compliance, and (iv) Contracts to which the Company or any of its Subsidiaries is a party, or otherwise bound, in each case of (i), (ii), (iii), and (iv), relating to privacy, security breach notifications, or data security with respect to the processing of Personal Information (collectively, “Privacy and Data Security Requirements”). Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since the Lookback Date been subject to any investigation by any Governmental Authority for or related to, or required under any applicable Privacy and Data Security Requirement to notify any Person of, any alleged violation of Privacy and Data Security Requirements or any Security Breach.

(b) Security. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries maintains commercially reasonable policies and measures designed to protect Personal Information in its possession or control from unauthorized access, use, disclosure, and Processing. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has since the Lookback Date suffered any cyber or security incident, or breach of any of its Systems, that has resulted in any unauthorized access to, or destruction, damage, disclosure, loss, corruption, alteration, acquisition, use, or Processing of, any Personal Information, or any material confidential or proprietary information (including Trade Secrets and source code), in its possession or control (“Security Breach”). Since the Lookback Date, the Company and its Subsidiaries have not notified, or, to the Knowledge of the Company, been required under any Privacy and Data Security Requirement to notify, any Person of any Security Breach.

3.18 Tax Matters.

(a) Tax Returns, Payments and Reserves. The Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects; and (ii) timely paid all material Taxes that are due and owing (whether or not shown on any Tax Return). The most recent financial statements contained in the Company SEC Reports reflect a reserve in accordance with GAAP for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(b) No Waivers. Neither the Company nor any of its Subsidiaries has executed or agreed in writing to any waiver, except in connection with any ongoing Tax examination disclosed on Section 3.18(b) of the Company Disclosure Letter, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired, nor is any written request for any such waiver or extension from any Governmental Authority outstanding.

(c) Withholding Taxes. The Company and each of its Subsidiaries (i) has withheld with respect to their employees and other third Persons all material amounts of U.S. federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be withheld; and (ii) has timely paid over any amounts so withheld to the appropriate Tax authority.

(d) No Audits. No audits or other examinations or other proceedings with respect to material Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and have not been resolved. Within the past five years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. There are no written requests for rulings or determinations in respect of any Tax pending between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand. No material deficiencies for any Taxes have been proposed, asserted or assessed in each case, in writing, against the Company or any of its Subsidiaries that are still pending.

(e) No Spin-offs. During the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) No Listed Transactions. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(g) No Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation (A) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) solely by and among any of the Company and its Subsidiaries; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, or otherwise by operation of law; or (iii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company).

(h) No Tax Liens. There are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

3.19 Employee Plans.

(a) Company Benefit Plans. Section 3.19(a) of the Company Disclosure Letter lists each material Company Benefit Plan. With respect to each material Company Benefit Plan other than an International Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of: (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Benefit Plan; (ii) the current favorable determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the current plan documents and summary plan descriptions and all amendments thereto (and for any unwritten plan, a summary of the material terms); (iv) any related trust agreements; and (v) any non-routine correspondence to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any Company Benefit Plan within the last three years. With respect to each material Company Benefit Plan that is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law applies) or that is maintained primarily for the benefit of any Service Provider whose primary work location or residence is based outside of the United States (the “International Employee Plans”), to the extent applicable, the Company has made available to Parent true, correct and complete copies of: (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such International Employee Plan; (2) any document comparable to the determination letter referenced pursuant to clause (ii) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment; (3) the current plan documents and all amendments thereto (and for any unwritten plan, a summary of the material terms); and (4) any non-routine correspondence to or from a Governmental Authority with respect to any International Employee Plan within the last three years.

(b) Absence of Certain Plans. No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or otherwise has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms and in compliance with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority, and nothing has occurred and no condition exists with respect to any Company Benefit Plan that could result in a material Tax, penalty or other liability of the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, and has received a current favorable determination letter from the IRS or may rely upon a current opinion or advisory letter from the IRS, and nothing has occurred that could adversely affect the qualification of such Company Benefit Plan.

(d) Company Benefit Plan Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust pursuant to any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure, and there is no fact or circumstance that could reasonably be expected to give rise to any such Legal Proceeding.

(e) No Prohibited Transactions. Except as would not have a Company Material Adverse Effect, there have been no breaches of fiduciary duty (as determined under ERISA) nor any non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Benefit Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) No Welfare Benefit Plan. Except as would not have a Company Material Adverse Effect, no Company Benefit Plan provides post-termination or retiree life insurance, health or other welfare benefits to any Person, except as may be required by Section 4980B of the Code or any similar Law for which the covered Person pays the full premium cost of coverage.

(g) Acceleration; Payments. Except as set forth in Section 3.19(g) of the Company Disclosure Letter, neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other related events and whether contingent or otherwise) could, directly or indirectly, (i) entitle any Service Provider (or any dependent or beneficiary thereof) to any payment (whether in cash, property or the vesting of property) or benefit; (ii) increase the amount of any compensation or benefits due to any such Service Provider; (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit under any Company Benefit Plan or otherwise; or (iv) restrict or limit the Company to administer, amend or terminate a Company Benefit Plan.

(h) Section 280G. No individual who qualifies as a “disqualified individual” (as defined under Section 280G of the Code) with respect to the Company or any of its Subsidiaries or Affiliates could receive any payment or benefit in connection with the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) that, individually or in the aggregate, could be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(i) Section 409A. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been documented and operated in form and operation in compliance with, or pursuant to an exemption from, Section 409A of the Code and applicable guidance thereunder and no amount under any such Company Benefit Plan is, or is reasonably expected to be, or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code. The Company and its Subsidiaries do not have any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(j) International Employee Plans. Except as would not have a Company Material Adverse Effect, each International Employee Plan has been established, maintained, funded, operated, and administered in compliance with its terms and conditions and with the requirements prescribed by any applicable Laws. No International Employee Plan has material unfunded or underfunded liabilities that as of the Effective Time will not be fully accrued for in its financial statements or fully offset by insurance with respect to any “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement.

3.20 Labor Matters.

(a) Union Activities. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or other Contract with any labor union works council, or similar labor organization (collectively, “Labor Agreements”). To the Knowledge of the Company, there are no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries, nor have there been any such activities in the past three years. No Labor Agreement is being negotiated by the Company or any of its Subsidiaries. There is, and in the past three years there has been, no strike, lockout, work stoppage, slowdown, picketing, or unfair labor practice charge pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. With respect to the transactions contemplated by this Agreement, the Company and its Subsidiaries have satisfied in all material respects any notice, consultation, bargaining, or similar obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract.

(b) Employment Law Compliance. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all applicable Laws with respect to labor, employment, and employment practices (including all applicable Laws regarding wage and hour requirements (including the classification of independent contractors and exempt and non-exempt employees)), immigration status (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), discrimination, harassment or retaliation, health and safety, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (“WARN Act”), employee trainings and notices, workers’ compensation, employee leave issues, COVID-19, affirmative action, unemployment insurance, labor relations, and collective bargaining).

(c) Sexual Harassment Prevention. The Company and its Subsidiaries have reasonably investigated all allegations of sexual harassment or similar misconduct involving any of their respective current or former officers, executives or supervisory employees. With respect to each such allegation with potential merit, the Company or its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further improper action.

3.21 Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted (such Permits, the “Required Permits”). Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with the terms of the Required Permits; and (b) no suspension or cancellation of any of the Required Permits is pending or, to the Knowledge of the Company, threatened.

3.22 Compliance with Laws.

(a) General Compliance. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and since the Lookback Dates has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, and is not in default under, or in violation of, any Law. Neither the Company nor any of its Subsidiaries has received any written communication since the Lookback Date and prior to the date of this Agreement from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in material compliance with or is in material default or material violation of any applicable Laws in all material respects.

(b) Export Controls. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries (“Company Relevant Persons”), is currently, or has been in the last five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of applicable United States or non-U.S. Laws relating to export, reexport, transfer and import controls, trade or economic sanctions, or U.S. anti-boycott Laws (collectively, “Trade Controls”), or (iv) otherwise in violation of applicable Trade Controls.

(c) Anti-Bribery Laws. Since the Lookback Date, the Company and each of its Subsidiaries, including each of their respective directors, officers or employees, and, to the Knowledge of the Company, the Company Relevant Persons have not, while acting on behalf of the Company or its Subsidiaries, directly or indirectly, (i) committed a violation of the FCPA or any other U.S. or non-U.S. Laws relating to the prevention of corruption, money laundering, or bribery (“Anti-Bribery Laws”); or (ii) provided, accepted, given, received, offered, promised, or authorized or agreed to give or receive anything of value to or from any “foreign official” (as defined by the FCPA) or other Person to unlawfully obtain business, or direct business to any person, or secure an advantage, in each case in violation of Anti-Bribery Laws.

(d) Anti-Bribery and Trade Controls Compliance. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority or other Person any written notice, inquiry, or allegation; made any disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation, in each case, related to Trade Controls or Anti-Bribery Laws.

(e) Exclusions. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.15; (c) compliance with Privacy and Data Security Requirements, or matters pertaining to privacy, security, or Personal Information, which are exclusively addressed by Section 3.16 and Section 3.17; (d) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.18 and Section 3.19 (to the extent related to Taxes); (e) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.18, Section 3.19 and Section 3.20; or (f) compliance with employment or labor law matters, which is exclusively addressed by Section  3.20.

3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) No Orders. Neither the Company nor any of its Subsidiaries is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants pursuant to this Agreement.

3.24 Government Contracts. Neither the Company nor any of its Subsidiaries has (i) breached or violated in any respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract, except as would not have a Company Material Adverse Effect; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) to the Knowledge of the Company, been audited or investigated by any Governmental Authority with respect to any Government Contract; (iv) conducted or initiated any internal investigation with respect to any alleged or potential material irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; or (vi) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s or its Subsidiaries’ Government Contracts.

3.25 Insurance.

(a) Policies and Programs. Except as would not have a Company Material Adverse Effect, each of the insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect.

(b) No Cancellation. As of the date of this Agreement, except as would not have a Company Material Adverse Effect, since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written notice regarding any cancellation or invalidation of any such insurance policy other than in connection with ordinary renewals.

3.26 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.27 Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

3.28 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any Transaction Document:

(i) none of Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent or Merger Sub in this Agreement or in any Transaction Document are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any Transaction Document, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized or formed, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Parent is the sole record and beneficial stockholder of Merger Sub.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement and any Transaction Document to which it is a party; (b) perform its covenants and obligations under this Agreement and any Transaction Document to which it is a party; and (c) subject to receiving the Merger Sub Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement and any Transaction Document to which it is a party, and, subject to receiving the Merger Sub Stockholder Approval, the consummation of the Merger have each been duly authorized by all necessary corporate or other action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained and, in the case of the consummation of the Merger, subject to obtaining the Merger Sub Stockholder Approval, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; (iv) compliance with any notification and approval requirements under any Foreign Direct Investment Laws; and (v) such other Consents the failure of which to obtain would not have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.

4.6 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has “owned” any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries would be liable.

4.8 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.

4.9 Guarantee. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee (i) as of the date of this Agreement, is in full force and effect and (ii) constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations. No event has occurred that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guarantee.

4.10 Financing.

(a) Equity Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of an executed commitment letter, dated as of the date of this Agreement, between Parent and Guarantor (as amended or replaced, and including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement, the “Equity Commitment Letter”) pursuant to which Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding all amounts payable by Parent and/or Merger Sub under this Agreement at the Closing in connection with the Merger and the transactions pursuant thereto (the “Equity Financing”). The Equity Commitment Letter provides that (i) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.10(b); (ii) subject to Section 9.10(b), Parent and Guarantor have waived any defenses to the enforceability of such third party beneficiary rights; and (iii) Parent and Guarantor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by Company of such third party beneficiary rights on the basis that there is an adequate remedy at law.

(b) No Amendments. As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated; and (iii) the commitments contained in the Equity Commitment Letter have not been withdrawn, terminated, repudiated or rescinded in any respect, and no such withdrawal, termination, repudiation or rescission is contemplated. There are no Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding, investing or use, as applicable, of the Equity Financing, other than the Equity Commitment Letter. There are no Contracts, agreements, side letters or other written arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing, impose additional conditions precedent or that would otherwise materially affect the availability of the Equity Financing on the Closing Date.

(c) Sufficiency of Financing. The aggregate amounts committed pursuant to the Equity Commitment Letter are sufficient to (i) make all payments at the Closing contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable at the Closing pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and accrued and unpaid interest on, and all other indebtedness outstanding pursuant to, the Loan Agreement; and (iii) pay all fees and expenses of the Company’s financial advisor in connection with the Merger.

(d) Validity; No Contrary Expectation. The Equity Commitment Letter, in the executed form delivered by Parent to the Company, (i) as of the date of this Agreement is in full force and effect and (ii) constitutes the legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto, as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with its terms, except, in each case, as enforcement may be limited by the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding, investing or use of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which Guarantor, Parent, Merger Sub or any of their respective Affiliates is a party. No party to the Equity Commitment Letter has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Equity Commitment Letter. No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of any party to the Equity Commitment Letter; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in the Equity Commitment Letter required to be complied with or satisfied by the parties to the Equity Commitment Letter; (iii) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect; or (iv) otherwise result in any portion of the Equity Financing not being available, when required pursuant to the terms of the Equity Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter to be satisfied by it; or (B) the full amounts committed pursuant to the Equity Commitment Letter will not be available as of the Closing if the terms or conditions contained in the Equity Commitment Letter to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all applicable fees, expenses, premiums and charges that are due and payable on or prior to the date of this Agreement in connection with the Equity Financing.

(e) No Exclusive Arrangements. As of the date of this Agreement, none of Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.11 Absence of Stockholder and Management Arrangements. As of the date of this Agreement, other than this Agreement, the Voting Agreements and the Confidentiality Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, manger, member, employee or Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person other than Guarantor has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.12 No Foreign Person. Each of Parent and Merger Sub is not, and is not controlled by, a “foreign person” (as defined in the DPA). Neither Parent nor Merger Sub permits, or will following the Closing permit, any foreign person affiliated with it, whether affiliated as a limited partner or otherwise, to obtain through Parent or Merger Sub (as applicable) any of the following with respect to the Company: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (c) any involvement, other than through the voting of shares, in the substantive decision making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA); (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” of the Company (as defined in the DPA).

4.13 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any Transaction Document:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement or in any Transaction Document are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any Transaction Document, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Merger; (B) in connection with presentations by or discussions with the Company’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations.

(a) Ordinary Course Operation. During the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business and operations in the ordinary course of business. The obligations of the Company and its Subsidiaries pursuant to the previous sentence are subject to the following exceptions: (i) as expressly contemplated by this Agreement, including the restrictions on taking certain actions pursuant to Section 5.2 and the exceptions to such restrictions (which will be exceptions to the obligations of the Company and its Subsidiaries pursuant to the previous sentence); (ii) as set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Company Disclosure Letter; (iii) for any actions taken in good faith to respond to any COVID-19 Measures (it being understood that prior to taking any material actions in reliance on this clause (iii), the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult, with Parent (if reasonably practicable and legally permissible) prior to taking such actions); (iv) as required by applicable Law; or (v) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) (all such exceptions, the “Covenant Exceptions”).

(b) Additional Affirmative Obligations. During the Pre-Closing Period and for so long as Section 5.2 is in effect, the Company will, and will cause each of its Subsidiaries to, subject to Covenant Exceptions, use its reasonable best efforts to (i) preserve intact its material assets, properties, Material Contracts and business organizations; (ii) keep available the services of its current officers and key employees; and (iii) preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has business relations, in each case solely to the extent that the Company or one of its Subsidiaries has not, as of the date of this Agreement, already notified such third Person of its intent to terminate those relationships.

(c) Clarification on Provision Interaction. It is agreed that no action by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of Section 5.2 will be deemed a breach of this Section 5.1 unless such action would constitute a breach of such relevant provision.

5.2 Forbearance Covenants. During the Pre-Closing Period, the Company will not, and will not permit any of its Subsidiaries to (in each case subject to the Covenant Exceptions (other than clause (i) thereto) or as expressly contemplated by another provision of this Agreement):

(a) amend or otherwise change the Charter, the Bylaws or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell or deliver, or agree or commit to issue, sell or deliver, any Company Securities (including any Company Equity-Based Awards) (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise), except, in each case, (i) for the issuance, delivery or sale of (or agreement or commitment to issue, sell or deliver) shares of Company Common Stock pursuant to Company Equity-Based Awards outstanding as of the date of this Agreement or pursuant to the ESPP, in each case, in accordance with their terms and the terms of this Agreement (including as limited by Section 2.8(e)); (ii) in connection with agreements in effect on the date of this Agreement that are set forth on Section 5.2(c) of the Company Disclosure Letter; or (iii) in connection with a conversion of shares of Company Class B Common Stock into Company Class A Common Stock pursuant to the terms of the Charter;

(d) acquire, repurchase or redeem any of its equity securities, except, in each case, (i) pursuant to the terms and conditions of Company Equity-Based Awards outstanding as of the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement; or to otherwise satisfy Tax obligations with respect to awards granted pursuant to Company Equity Plans or to pay the exercise price of Company Options, in each case in accordance with the existing terms of the applicable Company Equity Plan as in effect on the date of this Agreement; (ii) in connection with a conversion of shares of Company Class B Common Stock into Company Class A Common Stock pursuant to the terms of the Charter; or (iii) for transactions between the Company and any of its Subsidiaries;

(e) (i) adjust, split, subdivide, combine or reclassify any shares of capital stock or other equity or voting interests; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of its capital stock or other equity or voting interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, except for cash dividends made by any wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; (iii) pledge or encumber any of its capital stock or other equity or voting interests; or (iv) modify the terms of any of its capital stock or other equity or voting interests;

(f) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any third Person or any material equity interest in such Person, or enter into any contractual joint venture or similar arrangement or partnership with any third Person;

(g) acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

(h) (i) incur or assume any Indebtedness or issue any debt securities, except, in each case, (A) short-term debt incurred to fund operations of the business pursuant to the Loan Agreement in the ordinary course of business; (B) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries; (C) obligations incurred pursuant to business credit cards in the ordinary course of business; or (D) pursuant to the Loan Agreement as in effect on the date hereof; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third Person, except with respect to obligations of Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any third Person, except, in each case, for (A) extensions of credit to customers in the ordinary course of business; (B) advances of reimbursable expenses to directors, officers and other employees, in each case, in the ordinary course of business; and (C) for loans or advances between wholly-owned Subsidiaries of the Company or between the Company and its wholly-owned Subsidiaries and capital contributions in or to Subsidiaries of the Company; or (iv) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereon (other than Permitted Liens);

(i) except (i) in order to comply with applicable Law, (ii) as required pursuant to the existing terms of any Company Benefit Plan in effect on the date of this Agreement, listed on Section 3.19(a) of the Company Disclosure Letter and made available to Parent, or (iii) as provided in this Agreement, (A) establish, adopt, enter into, terminate or amend any material Company Benefit Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement), or take any action to accelerate the vesting, payment or funding of any compensation or benefits under, any Company Benefit Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement); (B) grant to any Service Provider whose annual cash on target compensation exceeds $400,000 any increase or decrease in cash on target compensation, bonus, incentive or fringe or other benefits; (C) grant to any Service Provider any new or increased change in control, retention, transaction or stay bonus, tax gross-up, special remuneration, equity or equity-based award, bonus or incentive, deal or stay bonus severance or termination pay, or materially amend or modify any such arrangement; (D) enter into, terminate, amend or modify any employment agreement, offer letter, consulting agreement or arrangement, or change in control, retention, transaction or stay bonus, tax gross-up, special remuneration, severance or termination agreement or arrangement with any Service Provider (other than entering into at-will offer letters with newly-hired non-officer employees with total annual cash compensation equal to or less than $250,000 in the ordinary course of business consistent with past practice); or (E) terminate, engage or hire any employee or individual service provider of the Company or any of its Subsidiaries with total annual cash on target compensation in excess of $400,000, other than terminations for cause;

(j) settle, release, waive or compromise any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings (i) solely for monetary damages in an amount (A) not in excess of $1,000,000 or (B) that does not exceed the amount reflected or reserved against in the Audited Company Balance Sheet; or (ii) settled in compliance with Section 6.15;

(k) except as required by applicable Law or GAAP, (i) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (ii) make any change in any of its accounting principles or practices;

(l) (i) make or change any material Tax election; (ii) settle or compromise any material Tax claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) file an amended Tax Return that could materially increase the Taxes payable by Parent or its Affiliates (including, after the Closing, the Company and its Subsidiaries); (v) surrender any right to claim a refund of material Taxes; (vi) fail to pay any material Tax that becomes due and payable except to the extent such Tax is contested in good faith; or (vii) enter into a closing agreement with any Governmental Authority regarding any material Tax.

(m) (i) incur, authorize or commit to incur any material capital expenditures other than (A) consistent in all material respects with the capital expenditure budget set forth in Section 5.2(m) of the Company Disclosure Letter; (B) pursuant to obligations imposed by Material Contracts or Leases; or (C) pursuant to agreements in effect prior to the date of this Agreement; (ii) except in the ordinary course of business (x) enter into any Contract which if entered into prior to the date hereof would be a Material Contract or (y) modify or amend any material rights under any Material Contract in a manner that is adverse in any material respect to the Company and its Subsidiaries, taken as a whole, or terminate any Material Contract (other than any Material Contract that has expired in accordance with its terms); (iii) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (v) effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee (vi) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or (vii) waive, release, grant, encumber or transfer any right of material value to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

(n) negotiate, modify, extend, terminate or enter into any Labor Agreement, or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(o) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Service Provider;

(p) sell, assign, transfer, lease, license (other than a Permitted Lien), abandon, let lapse, cancel, dispose of, or otherwise subject to any lien or other encumbrance (in each case, other than Permitted Liens) any material Company Intellectual Property, except for non-exclusive licenses of Intellectual Property entered in the ordinary course of business;

(q) disclose or abandon any material Trade Secrets, except in the ordinary course of business, and to the extent not economically desirable to maintain for the conduct of the business of the Company and its Subsidiaries, or disclose, license, make available, or deliver any source code for any Company Software to any Person except to a third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code; and (ii) use such source code only in the provision of services to the Company or any of its Subsidiaries;

(r) make any material change to the Company’s or any of its Subsidiaries’ policies or procedures with respect to their Processing of Personal Information, except to remediate any privacy or security issue that the Company or any of its Subsidiaries reasonably believes is material, to comply with applicable Privacy and Data Security Requirements (but with respect to Privacy and Data Security Requirements that consist of contractual obligations, solely those that are in effect during the Pre-Closing Period (provided that any such contractual obligations entered into after the date hereof must be entered into in accordance with the terms of this Agreement and in the ordinary course of business)), or as otherwise directed or required by a Governmental Authority; or

(s) enter into, or agree or commit to enter into, a Contract to take any of the actions prohibited by this Section 5.2.

5.3 Process Related to Affirmative Obligations and Forbearance Covenants. If the Company desires to take an action that would be prohibited pursuant to Section 5.1 or Section 5.2 without the prior approval of Parent, then prior to taking such action, the Company (in lieu of the procedure outlined in Section 9.2) may request consent by sending an email to all of the following individuals specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken). Any of the following individuals may grant consent on behalf of Parent. If Parent does not respond affirmatively or negatively to such request within five Business Days, then the request will be deemed to be granted by Parent for all purposes under this Agreement.

Name: Seth Boro

Email: sboro@thomabravo.com

Name: Chip Virnig

Email: cvirnig@thomabravo.com

Name: Collin Gallagher

Email: cgallagher@thomabravo.com

With a copy (which shall not constitute notice) provided to:

Name: Corey D. Fox, P.C.

Email: cfox@kirkland.com

Name: Bradley C. Reed, P.C.

Email: bradley.reed@kirkland.com

Name: Peter Stach

Email: peter.stach@kirkland.com

5.4 No Solicitation of Acquisition Proposals.

(a) No Solicitation. Subject to Section 5.4(b), following the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and its executive officers and directors, and will instruct its legal and financial advisors and use reasonable best efforts to cause each of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) to, cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its Representatives relating to, or that would reasonably be expected to lead to, an Acquisition Transaction. Unless the Company has already so requested, promptly following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement. Subject to Section 5.4(b), during the Pre-Closing Period, the Company and its Subsidiaries, and their respective directors and executive officers, will not, and the Company will not authorize or direct any of its or its Subsidiaries’ other employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) knowingly participate, facilitate or engage in discussions or negotiations with any Person or Group with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal, other than informing such Persons of the provisions contained in this Section 5.4, or discussing any Acquisition Proposal made by any Person or Group making the Acquisition Proposal with such Person or Group, solely to the extent necessary to clarify the terms of the Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than, in each case, an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. Following the date of this Agreement, the Company will not be required to enforce, and will be permitted to waive, any “standstill” provision in any Contract to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof) if the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

(b) Permitted Conduct Related to Certain Proposals. Notwithstanding anything to the contrary in this Section 5.4, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their respective Representatives (including the Company Financial Advisor), (i) participate or engage in discussions or negotiations with; (ii) subject to an Acceptable Confidentiality Agreement, (1) furnish any non-public information relating to the Company or any of its Subsidiaries to or (2) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to; or (iii) otherwise facilitate the making of a Superior Proposal by, in each case, any Person or Group or their respective Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement that was not solicited in material breach of Section 5.4(a). The Company and the Company Board (or a committee thereof) may only take the actions contemplated by the preceding sentence if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take the actions contemplated by this Section 5.4(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.

(c) No Company Board Recommendation Change or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.4(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within 10 Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within 10 Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, approve or recommend an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests in writing) (it being understood that the Company will not be obligated to affirm the Company Board Recommendation on more than two occasions (other than as contemplated in clause (2) above)); (D) make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.4); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery, in itself, by the Company to Parent or its Representatives of any notice contemplated by Section 5.4(d); or (3) the public disclosure, in itself, of the items in clauses (1) and (2) if required by applicable Law will constitute a Company Board Recommendation Change or violate this Section 5.4; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Permissible Company Board Recommendation Change and Entry into Alternative Acquisition Agreement.

(i) Intervening Events. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company has provided prior written notice to Parent at least three (3) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.4(d)(i), which notice will specify in reasonable detail the basis for such Company Board Recommendation Change and will describe the Intervening Event in reasonable detail; and

(3) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 p.m., Eastern Time, at the end of such four (4) Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that the Company Board (or a committee thereof) no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and (C) following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Transaction Documents) has determined that the failure of the Company Board (or a committee thereof) to make a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Company Board in good faith), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for two Business Days from the later of (i) the delivery of such written notice to Parent or (ii) the end of the original Notice Period.

(ii) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, if the Company has received a written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.4 with respect to such Acquisition Proposal;

(3) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the material terms of such Acquisition Proposal and include copies of all relevant documents relating to such Acquisition Proposal (unless any such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); and

(4) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 11:59 p.m., Eastern Time, on the last day of the Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(d)(ii)(4) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two Business Days from the later of (i) the delivery of such written notice to Parent or (ii) the end of the original Notice Period); and (b) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Transaction Documents) reaffirmed its determination described in clause (1) above that such Acquisition Proposal is a Superior Proposal.

(e) Notice to Parent of Acquisition Proposals. During the Pre-Closing Period, the Company will promptly (and, in any event within 48 hours from the receipt thereof) notify Parent in writing if an Acquisition Proposal is, to the Knowledge of the Company (which, for this purpose, will be deemed to include each member of the Company Board and will not be deemed to be only as of the date of this Agreement), received by the Company or its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives, which requests, discussions or negotiations would reasonably be expected to lead to an Acquisition Proposal. Such notice must include (A) the identity of the Person or Group making such proposal or request (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); (B) a summary of the material terms and conditions of such proposal or request and, if in writing, a copy thereof; and (C) copies of any material agreements, documents or other written materials submitted in connection therewith. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours of any material development with regard to or material amendment of such proposal or request), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing copies of any new or amended material agreements, documents or other written materials submitted in connection therewith. During the Pre-Closing Period, the Company will promptly (and in any event within 48 hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or Group or its Representatives that was not previously made available to Parent or its Representatives.

(f) Permitted Disclosures by the Company and the Company Board. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such public disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i) nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person of the existence of the provisions contained in this Section 5.4; or (D) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.4(f)(i) must be subject to the terms and conditions of this Agreement and will not limit or otherwise adversely affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.4; and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.4(c); and

(ii) it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that solely (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g) Breach of No-Solicitation Obligations by Representatives of the Company. The Company agrees that if it (i) affirmatively permits any of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) to take any action or (ii) is made aware of an action by one of its Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company)and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a material breach of this Section 5.4 if taken by the Company during the Pre-Closing Period, then such action will be deemed to constitute a breach by the Company of this Section 5.4.

5.5 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Efforts; Required Action and Forbearance.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and take all actions to avoid or eliminate each and every impediment under applicable Law; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii) (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that would reasonably be expected to have the effect of preventing, materially impairing or materially delaying or otherwise materially and adversely affecting the (i) consummation of the Merger; or (ii) ability of such Party to fully perform its covenants pursuant to this Agreement. For the avoidance of doubt, no action by the Company, Parent or Merger Sub taken (or failed to be taken) in compliance with the express terms of this Agreement will be considered a violation of this Section 6.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d) Controlling Provision. This Section 6.1 shall not apply to filings or consents under Antitrust Laws or Foreign Direct Investment Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust Filings and Foreign Direct Investment Laws.

(a) Filings Under the HSR Act, Other Applicable Antitrust Laws, and Foreign Direct Investment Laws. Each of Parent and Merger Sub (and their respective Affiliates, including their “ultimate parent entity” as that term is defined in the HSR Act and its implementing regulations (“UPE”), if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will use (and will cause its respective Affiliates, including their UPE, if applicable, to use) their respective reasonable best efforts to (x) file a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ within 10 Business Days following the date of this Agreement (unless Parent and the Company agree to file such form at a later date) and (y) as promptly as reasonably practicable make all filings pursuant to any Foreign Direct Investment Law specified in Section 7.1(d) of the Company Disclosure Letter (a “Specified Foreign Direct Investment Law”). Each of Parent and the Company will (and will cause each of its respective Representatives, as applicable, to) (A) cooperate and coordinate with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use its reasonable best efforts to take all action necessary to, as soon as reasonably practicable, cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act applicable to the Merger or receive approval or clearance for any Foreign Direct Investment Law filing. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Direct Investment Laws applicable to the Merger, then such Party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request, and cooperate and coordinate with the other Parties in connection with responding to any such request. Parent, Merger Sub, and the Company will not, and will cause their respective Affiliates not to, (a) “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other Antitrust Law, as the case may be, unless the other Parties have consented in writing to such withdrawal and refiling (such consent not to be unreasonably withheld, conditioned or delayed); and (b) extend any waiting period under any Antitrust Law or Foreign Direct Investment Laws or enter into any agreement with any Governmental Authority not to consummate the Merger, unless the other Parties have consented in writing to such extension or agreement (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Agreement, Parent shall, following consultation with the Company and considering in good faith the Company’s views, control all aspects of the parties’ efforts to obtain regulatory clearances, including clearances under any Antitrust Laws and Foreign Direct Investment Laws.

(b) Efforts to Cause the Closing. In furtherance and not in limitation of Section 6.2(a), if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to applicable Antitrust Laws and Foreign Direct Investment Laws, and to avoid or eliminate each and every impediment under Antitrust Laws and Foreign Direct Investment Laws applicable to the Merger, as promptly as practicable and in any event at least three Business Days prior to the Termination Date, each of Parent and Merger Sub shall offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any Antitrust Law or Foreign Direct Investment Laws including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent, the Company and their respective Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent, the Company and their respective Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent, the Company and their respective Subsidiaries, and (iv) any other restrictions on the activities of Parent, the Company and their respective Subsidiaries, in each case, so as to allow the consummation of the Merger as soon as practicable, and in any event, at least three Business Days prior to the Termination Date; provided, however, that nothing in this Agreement shall require Parent, Merger Sub, and their respective Affiliates, and the Company shall not, without the prior written consent of Parent, commit to or effect any action (x) with respect to the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Affiliates of Parent or Merger Sub (other than Parent and Merger Sub), or (y) that, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect to the business, financial condition or results of operations of Parent, the Company and their respective Subsidiaries, taken as a whole. Parent shall oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that would restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority, and in the event that this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(c), Parent shall reimburse the Company for the reasonable and documented advisor costs and expenses of all such actions, including responding to any requests for information in connection with any filing made under the Antitrust Laws, including but not limited to any documents, data or information produced in response to a Request for Additional Information (a Second Request) issued to the parties pursuant to the HSR Act, up to an aggregate amount of $7,500,000 (the “Antitrust Reimbursement Obligations”). Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or Affiliates to enter into any agreement or consent decree with any Governmental Authority that is not conditioned on the Closing.

(c) Cooperation. In furtherance and not in limitation of Section 6.2(a) and Section 6.2(b), the Company will (and will cause its Subsidiaries to), and Parent and Merger Sub will (and will cause their respective Affiliates to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis. All requests for access or information pursuant to this Section 6.2 must be directed to the Company’s Chief Legal Officer or another person designated in writing by the Company.

(d) Controlling Provision. This Section 6.2 and not Section 6.1, shall govern and define the obligations of the parties hereto with respect to making any filings, notifications with respect to, or obtaining any approvals under, the HSR Act, other Antitrust Laws, or Foreign Direct Investment Laws.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Preparation. Promptly after the execution of this Agreement (but in no event later than 30 Business Days after the date of this Agreement, to the extent practicable), the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”). The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 5.4 and unless there has been a Company Board Recommendation Change, the Company will (i) include the Company Board Recommendation in the Proxy Statement; and (ii) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Promptly (but no later than five days, to the extent practicable) following the (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders.

(b) Mutual Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c) SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.

(d) No Amendments to Proxy Statement. Except in connection with a Company Board Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e) Other Required Company Filings. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.

(f) Other Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.

(g) Accuracy; Supplied Information.

(i) By the Company. On the date of filing with the SEC, the date of mailing to the Company Stockholders (if applicable) of the Proxy Statement or any Other Required Company Filing, and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Parent Filings will not, at the time that such Proxy Statement or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) By Parent. On the date of filing with the SEC, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Charter and the Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournment, postponement or other delay thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of, among other things, (i) seeking the Requisite Stockholder Approval; and (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger. Without the prior written consent of Parent (not to be unreasonably, withheld, conditioned or delayed), the Company Stockholder Meeting shall not be held later than 40 calendar days after the mailing of the Proxy Statement to the Company Stockholders. Except as set forth in this Section 6.4, the Company may not adjourn or postpone the Company Stockholder Meeting. The Company will (A) submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting; and (B) unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change, use appropriate efforts to solicit (or cause to be solicited) from the Company Stockholders proxies in favor of the matters to be considered at the Company Stockholder Meeting. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than (x) matters of procedure and matters required by applicable Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement and (y) in accordance with Regulation 14A under the Exchange Act seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; or (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned (A) by more than 10 days at a time; (B) with respect to Section 6.4(b)(i), by more than 30 days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled; or (C) on more than two occasions. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

6.5 Equity Financing.

(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub (without the prior written consent of the Company) will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions, contingencies or other terms; (iii) otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that, in each case with respect to this clause (iii), would reasonably be expected to (A) delay or prevent the occurrence of the Closing or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iv) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) the “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.

(b) Taking of Necessary Actions.

(i) Equity Financing not a Closing Condition. Guarantor, Parent and Merger Sub each acknowledge and agree that obtaining the Equity Financing is not a condition to the Closing or the enforcement of the Guarantee. If the Equity Financing has not been funded, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger, including by taking the actions required to be taken by Parent and Merger Sub pursuant to Section 6.5(b)(ii).

(ii) Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including by (A) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (B) complying with its obligations under the Equity Commitment Letter; (C) satisfying on a timely basis the conditions to funding the Equity Financing in the Equity Commitment Letter, if any, that are within Parent’s or Merger Sub’s control; (D) consummating the Equity Financing at or prior to the Closing, including causing Guarantor to fund the Equity Financing at the Closing; (E) complying with its obligations pursuant to the Equity Commitment Letter; and (F) enforcing its rights pursuant to the Equity Commitment Letter.

(c) Information from Parent. Parent will keep the Company reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Equity Financing. Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice (A) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice or lapse of time, or both, would reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter; (B) of any dispute or disagreement between or among any parties to the Equity Commitment Letter with respect to this Agreement, the Equity Commitment Letter, the Merger or the other transactions contemplated by this Agreement, or the Equity Financing; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter. Parent will provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two Business Days) after the date that the Company delivers a written request therefor to Parent.

(d) Enforcement. Parent and Merger Sub will seek to enforce, including by bringing a Legal Proceeding for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger after all conditions to the granting thereof set forth in Section 9.10(b) have been satisfied.

6.6 Financing Cooperation.

(a) Cooperation by the Company with the Debt Financing. Prior to the Effective Time, to the extent requested by Parent or Merger Sub for the purpose of obtaining any debt financing in connection with the Merger (the “Debt Financing” and together with the equity financing obtained in connection with the Merger, the “Financing”), the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to:

(i) participate (and cause senior management and Representatives of the Company to participate) in a reasonable and limited number of meetings, presentations, sessions with ratings agencies and due diligence sessions in respect of the Debt Financing and assisting Parent with the preparation of the materials listed in this clause (i);

(ii) solely with respect to financial information and data derived from the Company’s historical books and records and maintained in the ordinary course of business, assist Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iii) assist Parent in connection with the preparation and registration of any pledge and security documents and other definitive financing documents (and any disclosure schedules thereto), in each case, as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise necessary to facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;

(iv) furnish Parent, Merger Sub and the Debt Financing Sources, as promptly as practicable, with (A) audited financial statements of the Company and its Subsidiaries on a consolidated basis for the most recently completed fiscal year ended at least 90 days before the Closing Date; (B) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to the Company and its Subsidiaries on a consolidated basis for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date and (C) such other financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof), to the extent prepared by the Company in the ordinary course of business, as may be reasonably requested by Parent to assist in the preparation of a customary quality of revenue and/or earnings report or customary confidential information memorandum or other customary information documents used in financings associated with leveraged buyouts of comparable sized companies (which, for the avoidance of doubt, will not include any Excluded Information);

(v) deliver notices of prepayment within the time periods required by the Loan Agreement and obtain customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and give any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all obligations (other than contingent obligations for which no claim has been asserted) under the Loan Agreement; and

(vi) furnish Parent and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent at least 10 Business Days prior to Closing, in accordance with the requirements of the Debt Financing Sources, relating to applicable “know your customer” and anti-money laundering rules and regulations.

(b) Limitation on Obligations of the Company. Nothing in this Section 6.6 or any other provision of this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) prepare or provide any Excluded Information; or (v) take any action that, in the good faith determination of the Company, would (a) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (b) create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (c) cause any representation or warranty or covenant contained in this Agreement to be breached; (d) cause the Company or any of its Subsidiaries to violate or waive any attorney-client or other applicable privilege or breach any Contract, applicable Law or certificate of incorporation, bylaws or similar organizational document; or (e) would, in the reasonable good faith judgment of the Company, cause competitive harm to the Company or its Subsidiaries, it being understood that, in each case the Company shall give notice to Parent of the fact that it is withholding such information or documents, and use commercially reasonable efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without implicating the foregoing restrictions. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time; (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (C) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (1) any Representative of the Company or any of its Subsidiaries to

deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; (2) the Company Board to approve any financing or Contracts related thereto; (3) the Company and its Subsidiaries to take any action that would conflict with or violate its organizational documents or any applicable Laws, or result in a violation of breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party; and (4) the Company and its Subsidiaries to provide any information (a) the disclosure of which is prohibited or restricted under applicable Law or any contract, agreement or other understanding binding on the Company or its Subsidiaries; or (b) where access to such information would (i) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate its rights pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. The Company will be deemed to be in compliance with Section 6.6(a) at all times unless and until (A) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act, that constitutes a breach of Section 6.6(a); (B) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company to provide any cooperation that it would not otherwise be required to provide under Section 6.6(a)); and (C) the Company fails to take the actions specified in such Non-Cooperation Notice within five Business Days from receipt of such Non-Cooperation Notice. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries under prongs (i)-(iv) or (vi) of Section 6.6(a) may not be asserted by Parent, Merger Sub or any of their Affiliates or Representatives as the basis for (x) any conditions set forth in Article VII not being satisfied; or (y) the termination of this Agreement pursuant to Section 8.1(e).

(c) Use of Logos. The Company consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Merger; and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes in writing to Parent.

(d) Confidentiality. All non-public or other confidential information provided by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective equity or debt financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as a “Representative” thereunder as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Reimbursement. If the Closing does not occur, promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.6 (it being understood and agreed that the reimbursement set forth in this Section 6.6(e) shall not apply to any fees, costs, and expenses incurred by, or on behalf of, the Company, its Subsidiaries or any of its Representatives in connection with its ordinary course financial reporting requirements or in the provision of data that, in each case, was already prepared or was being prepared by the Company, its Subsidiaries or its Representatives in the ordinary course of business notwithstanding this Section 6.6).

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging or obtaining the Debt Financing (including any cooperation pursuant to Section 6.6(a)) pursuant to this Agreement or the provision of information utilized in connection therewith, except with respect to any losses suffered or incurred as a result of (i) the bad faith, gross negligence or willful misconduct of the Company or any of its Representatives or (ii) material breach by the Company or its Subsidiaries of this Section 6.6. Parent’s obligations pursuant to this Section 6.6(f) are referred to collectively as the “Financing Reimbursement Obligations” and together with the Antitrust Reimbursement Obligations, the “Reimbursement Obligations.”

(g) No Exclusive Arrangements. In no event will Parent or Merger Sub (and Parent and Merger Sub will each cause their respective Representatives (which for this purpose will be deemed to include the Debt Financing Sources, Guarantor and each direct investor in Parent or Merger Sub (pursuant to the Equity Commitment Letter or otherwise) or any other potential financing sources of Parent, Merger Sub and such investors not to)) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

(h) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If any Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.7 Anti-Takeover Laws. Neither Parent nor the Company will take any action that would cause any restrictions on business combinations set forth in any “takeover” Law to become applicable to this Agreement or the Merger. Each of Parent, the Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Merger; and (b) if any “anti-takeover” Law is or becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger.

6.8 Information Access During the Pre-Closing Period. During the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, Contracts, books and records, and personnel of the Company and its Subsidiaries, solely to the extent necessary for the purpose of planning for integration and consummation of the Merger. Notwithstanding the prior sentence, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other similar privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound would violate, or cause a default pursuant to, or give a third Person the right to terminate or accelerate rights pursuant to, such Contract; (d) such access would result in the disclosure of any Trade Secrets of any third Person; (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or (f) the provision of such information would, in the reasonable good faith judgment of the Company, cause competitive harm to the Company or its Subsidiaries, it being understood that, in each case the Company shall give notice to Parent of the fact that it is withholding such information or documents, and use commercially reasonable efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without implicating the foregoing restrictions. Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, health and safety measures, and insurance requirements, and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase II environmental assessments. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 6.8 by electronic means if physical access is not reasonably feasible or would not be permitted under applicable public health or similar Laws or measures. All requests for access or information pursuant to this Section 6.8 must be directed to the Company’s General Counsel or another person designated in writing by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to), for a period of six years after the Effective Time, honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”) set forth on Section 6.10 of the Company Disclosure Letter or that use the same form, in all material respects, as the form of indemnification agreement filed with the Company SEC Reports. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.10(b), whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Persons except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by the governing and organizational documents of the Company as in effect on the date of this Agreement or pursuant to any indemnification agreements with the Company or any of its Subsidiaries in effect as of the Effective Time and set forth on Section 6.10 of the Company Disclosure Letter or that use the same form in all material respects as the form of indemnification agreement filed with the Company SEC Reports, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect to the Merger (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the

Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with a Legal Proceeding of the type contemplated by this Section 6.10(b), (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification under this Section 6.10 with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. Prior to the Effective Time, the Company shall purchase a prepaid six-year “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the total cost for the Tail Policy does not exceed 400 percent of the amount paid by the Company for coverage for its last full fiscal year, it being understood that if the aggregate cost would exceed that limit, the Company shall purchase as much coverage as reasonably practicable up to such limit. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d) Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(e) No Impairment; Third-Party Beneficiary Rights. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third-party beneficiaries of this Section 6.10, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 are joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section  6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Benefit Plans made available to Parent in accordance with their terms. Notwithstanding the foregoing, nothing will prohibit the Parent or the Surviving Corporation or their Affiliates from amending, modifying, or terminating any Company Benefit Plans or compensation or severance arrangements in accordance with their terms or as otherwise required pursuant to applicable Law.

(b) Employment; Benefits. For the period beginning on the Effective Time and ending on the one-year anniversary thereof, or, if earlier, until the date of termination of the Continuing Employee (the “Benefits Period”), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) (i) maintain employee benefits for the benefit of each Continuing Employee (other than defined benefit pension, retiree welfare, and the opportunity to participate in equity or equity-based or other long term incentive compensation, change of control, retention, transaction bonus or similar arrangements, defined benefit pension, retiree or post-employment welfare or nonqualified deferred compensation (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those in effect at the Company or its Subsidiaries on the date of this Agreement; and (ii) provide an annual base salary or wage rate, as applicable, and target annual cash bonus opportunity to each Continuing Employee that, taken as a whole, is substantially the same in the aggregate to that provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target annual cash incentive compensation opportunities will not, in the aggregate, be decreased during the Benefits Period for any Continuing Employee employed during that period. During the Benefits Period, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide to Continuing Employees with cash severance benefits upon a qualifying termination of employment (and subject to satisfying any requirements required by Parent) that are substantially the same as those provided by the Company and its Subsidiaries as of the date of this Agreement under the Company Benefit Plans listed on Section 6.11(b) of the Company Disclosure Letter.

(c) New Plans. At or after the Effective Time, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, use commercially reasonable efforts to cause to be granted to the Continuing Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time and with Parent, the Surviving Corporation, and any of their Subsidiaries on or after the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits for purposes of vacation accrual and severance pay entitlement, but not including for any purposes of any Excluded Benefits, to the same extent such service was credited under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to the date hereof, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits or could apply to any defined benefit pension plans. In addition, and without limiting the generality of the foregoing, Parent will, or will cause the Surviving Corporation or any other

Subsidiary of Parent to, use commercially reasonable efforts to provide that: (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Excluded Benefits) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Benefit Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, cause all pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the same extent waived under the corresponding Company Benefit Plan, and, during the plan year in which the Closing occurs, cause any eligible expenses paid by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, will not be subject to accrual limits or other forfeiture and will not limit future accruals.

(d) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.11 nor any provisions of this Agreement will be deemed to (i) guarantee employment for any period of time (or any particular term of employment), or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee or other Person for any or no reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Benefit Plan or other compensation or benefit plan, program, policy agreement or arrangement or prevent the amendment, modification, suspension or termination thereof after the Effective Time; (iii) create any third-party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.

6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters.

(a) Notification by the Company. During the Pre-Closing Period, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company that is set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement.

(b) Notification by Parent. During the Pre-Closing Period, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub that is set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

(c) Impact of Non-Compliance. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries, on the one hand, or Parent, on the other hand, under this Section 6.13 may not be asserted by Parent, Merger Sub or any of their Affiliates or Representatives, on the one hand, or the Company or its Subsidiaries, or any of their respective Affiliates or Representatives, on the other hand, as the basis, in and of itself, for (i) any conditions set forth in Article VII not being satisfied; or (ii) the termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g), as applicable.

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, the Company and its Representatives (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub and their respective Representatives, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger. Notwithstanding the foregoing, (A) the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with prior communications of the Company or any communications plan previously agreed to in writing by Parent and the Company (in which case such communications may be made consistent with such plan); or (iii) principally related to a Superior Proposal or Company Board Recommendation Change; (B) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions; and (C) neither the Company nor Parent or Merger Sub will be obligated to engage in such consultation with respect to communications that are reasonably related to any dispute or Legal Proceeding among the Parties or their respective Affiliates, or with parties to the Equity Commitment Letter or the Debt Financing Sources, related to this Agreement, the Transaction Documents, the Equity Financing or the Debt Financing.

6.15 Transaction Litigation.

(a) Notice. During the Pre-Closing Period, the Company will keep Parent reasonably informed with respect to the status of all Transaction Litigation.

(b) Cooperation. The Company will (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (iii) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to a binding arrangement regarding, or agree to compromise, settle or come to a binding arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction

Litigation, which the Company and its counsel shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Class A Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Class A Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18 Payoff of Loan Agreement. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Loan Agreement. At the Effective Time, the Company will repay and discharge such indebtedness in a manner reasonably acceptable to the parties to the Loan Agreement and Parent.

6.19 Parent Vote at Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL (such adoption and approval, the “Merger Sub Stockholder Approval”).

6.20 Conduct of Business by Parent and Merger Sub. During the Pre-Closing Period, unless the Company otherwise consents, Parent and Merger Sub will not, and will cause any of their Affiliates (including Guarantor) not to acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof if such business competes in any material line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an Order preventing or materially restraining the consummation of the Merger; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Merger, in each case, after giving effect to any actions required pursuant Section 6.2(b), in each case, except for any acquisition that has been publicly disclosed prior to the date of this Agreement.

6.21 Prohibition on Certain Discussions. Except as approved by the Company Board (or a committee thereof), at all times during the Pre-Closing Period, Parent will not, and will cause its Affiliates (including Guarantor and any of Guarantor’s Affiliates) not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director, officer, employee or stockholder of the Company (a) regarding any continuing employment or consulting relationship with the Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time; (b) pursuant to which any such Person would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (c) pursuant to which such Person or any of its Affiliates would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company in connection with the Merger.

6.22 Repatriation. The Company and its Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Parent at least 10 Business Days prior to the Closing) to distribute or transfer, or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of outstanding intercompany obligations), to the Company immediately before the Closing any cash balances held by any non-U.S. Subsidiaries of the Company; except that, that no distribution or transfer will be required to be made (i) to the extent such distribution or transfer (x) would be subject to withholding or other Taxes in advance of the Effective Time or would cause the Company or any non-U.S. Subsidiary to suffer other adverse Tax consequences in advance of the Effective Time; or (y) would violate applicable Law or any minimum cash balance or capital surplus requirements applicable to such Subsidiaries; and (ii) unless and until all of the conditions to the Merger set forth in Section 7.1, Section 7.2, and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), and Parent has irrevocably confirmed and agreed in writing that it acknowledges satisfaction or waiver of all of the conditions to the Merger set forth in Section 7.2 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and it is ready, willing and able to consummate the Closing.

6.23 Blackout of Early Exercises. On or as promptly as practicable following (and in any event within five (5) Business Days of) the execution and delivery of this Agreement, the Company shall use reasonable best efforts to take all action that is reasonably necessary (a) to provide that any Unvested Company Option not be subject to “early exercise” pursuant to the terms thereof, and (b) to prohibit the holder thereof from effecting any “early exercise” of such holder’s Unvested Company Options, in each case, from and following the execution and delivery of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting period (and any extensions thereof) applicable to the Merger pursuant to the HSR Act, will have expired or otherwise been terminated, and no agreement with any Governmental Authority not to consummate the Merger shall be in effect.

(c) No Prohibitive Injunctions or Laws. No (i) Order issued by any Governmental Authority of competent jurisdiction shall be in effect, or (ii) Law shall have been enacted, entered, enforced or deemed applicable to the Merger, that in the case of each of the foregoing clauses (i) or (ii), prevents, materially restrains or materially impairs the consummation of the Merger. It is agreed that the receipt by any Party of a form letter from the FTC’s Bureau of Competition, substantially in the form announced and disclosed by the FTC on August 3, 2021, will not result in a failure of the condition set forth in this Section 7.1(c) to be satisfied.

(d) Foreign Direct Investment Law. All consents, approvals and filings required under the Specified Foreign Direct Investment Laws shall have been obtained or made, and all waiting periods (including any extensions thereof) (including any timing agreements with the applicable Governmental Authorities) relating to the execution, delivery and performance of this Agreement and the consummation of the Merger shall have expired or otherwise been terminated under any Specified Foreign Direct Investment Laws.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable

Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) In General. Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Company Material Adverse Effect.

(ii) Specified Representations and Warranties. The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(c), Section 3.4, Section 3.12(a) and Section 3.27 that (A) are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects (without disregarding such materiality or Company Material Adverse Effect qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) Capitalization. The representations and warranties set forth in Section 3.7(a)(i), Section 3.7(a)(ii), the second sentence of Section 3.7(a)(iii) and Section 3.7(c) will be true and correct as of the Capitalization Date except where the failure to be so true and correct in all respects would not reasonably be expected to result in the requirement of Parent to pay pursuant to Section 2.7(a)(iii), Section 2.8(a) and Section 2.8(b) additional merger consideration in the aggregate in excess of $10,000,000 that would have been payable pursuant to Section 2.7(a)(iii), Section 2.8(a) and Section 2.8(b) had the representations and warranties set forth in Section 3.7(a)(i), Section 3.7(a)(ii), the second sentence of Section 3.7(a)(iii) and Section 3.7(c) been true and correct as of the Capitalization Date.

(b) Performance of Covenants of the Company. The Company will have performed and complied in all material respects with all covenants in this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Parent Material Adverse Effect.

(b) Performance of Covenants of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants in this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except as provided in this Agreement), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if any Order issued by any Governmental Authority of competent jurisdiction preventing, materially restraining or materially impairing the consummation of the Merger has become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to comply with the terms of Section 6.1, Section 6.2 or Section 6.20;

(c) by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m. on October 10, 2023 (such time and date, as it may be extended pursuant to Section 9.10(b)(iii), the “Termination Date”), except, that if as of 11:59 p.m. on October 10, 2023, (i) the condition set forth in Section 7.1(b) has not been satisfied, (ii) the condition set forth in Section 7.1(c) has not been satisfied as a result of Antitrust Laws or Specified Foreign Direct Investment Laws, or Orders under Antitrust Laws or Specified Foreign Direct Investment Laws, that in any such case prevents, materially restrains or materially impairs the consummation of the Merger, or (iii) the condition set forth in Section 7.1(d) has not been satisfied, then the Termination Date shall automatically be extended (without any action required by any Party) to 11:59 p.m. on January 10, 2024 (after which time either Parent or the Company may terminate this Agreement if the Effective Time has not occurred), unless the Company delivers written notice to Parent prior to 11:59 p.m. on October 10, 2023 specifying that the Termination Date shall not be so extended; it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent, if the Company has the right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i); (ii) either Parent or the Company if the other is pursuing a Legal Proceeding against it pursuant to Section 9.10(b); (iii) the Company, if the Parent has the right to terminate this Agreement pursuant to Section 8.1(e); (iv) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting at which a vote is taken on the adoption of this Agreement and approval of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting;

(e) by Parent if the Company has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 7.1 or Section 7.2, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such breach or failure to perform has been cured prior to termination; and (ii) Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if, at the time that such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement;

(f) by Parent if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m. on the 10th Business Day following the date on which such right to terminate first arose;

(g) by the Company if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if such breach or failure to perform has been cured prior to termination; and (ii) the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if, at the time that such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement;

(h) by the Company (at any time prior to receiving the Requisite Stockholder Approval) if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.4 with respect to such Superior Proposal; and (iv) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii); or

(i) by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 2.3; (iii) the Company has notified Parent in writing that if Parent performs its obligations under this Agreement and the Equity Financing contemplated by the Equity Commitment Letter, then the Company stands ready, willing and able to consummate, and will consummate, the Closing; (iv) the Company gives Parent written notice at least two Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (v)  the Closing has not been consummated by the end of such two Business Day period.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties, as applicable. Following the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except, and subject in all respects to this Section 8.2, that Section 6.6(e), Section 6.6(f), Section 6.14, Section 8.3, Article IX (other than Section 9.10(b)) and this Section 8.2 will each survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, but subject to Section 8.3, nothing in this Agreement will relieve any Party from any liability for any intentional common law fraud or any Willful Breach of this Agreement prior to the termination of this Agreement. No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Payments.

(i) Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(c) by Parent at a time when the Requisite Stockholder Approval has not been obtained, Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.1(d) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (D) within one year of the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated at any time, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time). For purposes of this Section 8.3(b)(i), all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50.1 percent.”

(ii) Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must, within two Business Days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).

(iii) Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must, concurrently with such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).

(c) Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(d) Payments; Default. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(a) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(a) then the Company will pay or cause to be paid to the other party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of Parent in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal (or other authoritative source to the extent no such figure is published by The Wall Street Journal) on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”).

(e) Sole and Exclusive Remedy.

(i) For the Company Related Parties. If this Agreement is validly terminated pursuant to Section 8.1, (A) the Company’s receipt of the Reimbursement Obligations and the Company’s right to specific performance pursuant to Section 9.10(b) (solely with respect to specifically enforcing its rights under Section 8.2 and this Section 8.3) and the Company’s rights under the Guarantee will be the sole and exclusive remedies of the Company Related Parties against the Parent Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and, (B) upon payment of the Reimbursement Obligations, none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that, in each case (x) the Parties or their respective Affiliates (or both) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable; and (y) Guarantor will remain obligated, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Guarantee. Notwithstanding the foregoing, this Section 8.3(e)(i) will not relieve Parent, Merger Sub or Guarantor from any liability (1) for any intentional common law fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Parent Related Parties (including for any Willful Breach (but excluding, for the avoidance of doubt, intentional common law fraud)) under this Agreement, the Guarantee or the Equity Commitment Letter, or any transactions contemplated hereby or thereby, exceed an amount, in the aggregate, equal to $140,000,000 plus the Reimbursement Obligations (such aggregate amount, the “Parent Liability Limitation”) or (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a), as applicable. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation (except for intentional common law fraud or pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable) against the Parent Related Parties, and, other than with respect to intentional common law fraud or pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable, in no event will any Company Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Merger, the Equity Commitment Letter, the Guarantee or the transactions contemplated by this Agreement or the Guarantee, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. Nothing in this Section 8.3(e)(ii) will preclude any liability of the Debt Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing or limit the Company (following the Closing), Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing. In no event will any Parent Related Party other than Guarantor (solely as and to the extent provided in the Guarantee and the Equity Commitment Letter), Parent and Merger Sub have any liability for monetary damages to the Company or any other Company Related Party relating to or arising out of this Agreement or the Merger.

(ii) For the Parent Related Parties. If this Agreement is validly terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b), any Enforcement Expenses and Parent’s right to specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger. Upon payment of the Company Termination Fee (to the extent owed pursuant to Section 8.3(b)) and any Enforcement Expenses, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that the Parties or their respective Affiliates (or both) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.2 and Section 8.3(a), as applicable. Notwithstanding the foregoing, this Section 8.3(e)(ii) will not relieve the Company from any liability (1) for any intentional common law fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Company for breaches (including for any Willful Breach (but excluding, for the avoidance of doubt, intentional common law fraud)) under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount, in the aggregate, equal to the amount of the Company Termination Fee plus any Enforcement Expenses (such aggregate amount, the “Company Liability Limitation”) or (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (except for intentional common law fraud, pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable) against the Company Related Parties, and, other than with respect to intentional common law fraud, pursuant to the Confidentiality Agreement, or pursuant to Section 8.3(a), as applicable, in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. For the avoidance of doubt, other than the obligations of the Company provided in this Agreement, no Company Related Party or any Person other than the Company will have any liability for monetary damages to any Parent Related Party or any other Person relating to or arising out of this Agreement or the Merger.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that (a) the representations, warranties, covenants and agreements contained in Section 3.28 and Section 4.13 will not terminate, and (b) any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices.

(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email (except that notice given by email will not be effective unless either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.2 or (B) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 9.2 (excluding “out of office” or other automated replies)). In each case, the intended recipient is set forth below.

if to Parent, Merger Sub or the Surviving Corporation to:

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 91444

Attn:	Seth Boro

Chip Virnig

Collin Gallagher

Email:	sboro@thomabravo.com

cvirnig@thomabravo.com

cgallagher@thomabravo.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attn:	Corey D. Fox, P.C.

Bradley C. Reed, P.C.

Peter Stach

Email:	cfox@kirkland.com

bradley.reed@kirkland.com

peter.stach@kirkland.com

if to the Company (prior to the Effective Time) to:

ForgeRock, Inc.

201 Mission St. Suite 2900

San Francisco, CA 94105

Attn: Sam Fleischmann

Email: sam.fleischmann@forgerock.com

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:	Rezwan D. Pavri

Martin W. Korman

Michael Russell

Douglas K. Schnell

Remi Korenblit

Email:	rpavri@wsgr.com

mkorman@wsgr.com

mrussell@wsgr.com

dschnell@wsgr.com

rkorenblit@wsgr.com

(b) Additional Procedures Related to Notices. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 9.2 as of the date of rejection, refusal or inability to deliver. Any notice received by the addressee on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that if the Company has received the Requisite Stockholder Approval, then no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without receiving such approval.

9.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) from and after the Effective Time in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any source of Equity Financing or any Debt Financing Source pursuant to the terms of the Equity Financing or Debt Financing, respectively, for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Equity Financing or the Debt Financing. It is understood and agreed that, in each case, such assignment will not (i) affect the obligations of the parties to any debt commitment letter (or definitive agreements) related to the Debt Financing, to the Equity Commitment Letter or to the Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Equity-Based Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

9.6 Confidentiality. Parent, Merger Sub and the Company acknowledge that Thoma Bravo, L.P. and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms; except that the Confidentiality Agreement will automatically terminate as of the Effective Time. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger or pursuant to this Agreement (including any information obtained pursuant to Section 6.8) in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by the terms applicable to Representatives (as such term is defined in the Confidentiality Agreement), the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto. In addition, in the event of any termination of this Agreement pursuant to Article VIII, it is agreed that, notwithstanding anything to the contrary in the Confidentiality Agreement, any term of the confidentiality and non-use obligations under the Confidentiality Agreement will be deemed to be extended to two years following such termination.

9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Voting Agreements, the Company Disclosure Letter, the Guarantee and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement (as modified pursuant to Section 9.6) will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.

9.8 Third-Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.10 and this Section 9.8; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Equity-Based Awards to receive the merger consideration set forth in Article II. The provisions of Section 9.3, Section 9.12(b), Section 9.13 and this Section 9.8 will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom is intended to be a third-party beneficiary thereof (it being understood and agreed that Section 9.3, Section 9.5, Section 9.12(b), Section 9.13 and this Section 9.8 will be enforceable by the Debt Financing Sources and their respective successors and assigns). The provisions of Section 8.3(e) will inure to the benefit of the respective Related Parties, each of whom is intended to be a third-party beneficiary thereof with full rights of enforcement.

9.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Remedies.

(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in any Transaction Document or otherwise, although the Company may, subject in all respects to Section 8.2, Section 8.3, Section 9.16 and this Section 9.10 (and, in each case, the limitations set forth herein or therein), pursue both (i) a grant of specific performance, and (ii) payment of monetary damages pursuant to Section 8.2(b), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the occurrence of the Closing, on the one hand, and (1) payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever or (2) payment of any of the Reimbursement Obligations, on the other hand. Parent may, at Parent’s election, settle, discharge, preclude, obviate and resolve any Legal Proceedings resulting from, relating to or arising out of the termination of this Agreement (including any claim or Legal Proceeding with respect to the payment of money damages) by agreeing to consummate the Merger in accordance with the terms of this Agreement.

(b) Specific Performance.

(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms of this Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it and to enforce its rights under the Equity Commitment Letter (or to directly enforce the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter) and to cause Parent to consummate the Merger); (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) No Objections; Cooperation. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use its reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Termination Date.

(iii) Tolling of the Termination Date. Notwithstanding anything to the contrary in this Agreement, if any Party initiates a Legal Proceeding to prevent breaches (or threatened breaches) of this Agreement, to enforce specifically the terms of this Agreement, or both, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 20 Business Days; or (B)  such other time period established by the court presiding over such Legal Proceeding.

9.11 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

9.12 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the Merger will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and irrevocably agrees (i) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Financing, any debt commitment letter (or definitive agreements) related to the Debt Financing, or the performance of services thereunder, will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any debt commitment letter (or definitive agreements) related to the Debt Financing will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York. Notwithstanding anything to the contrary in this Agreement, (A) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred; (B) the determination of the accuracy of any representations and warranties of the Company set forth in this Agreement and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective Affiliates has the right to terminate its obligations under this Agreement, or to decline to consummate the Merger; and (C) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement will, in each case, be governed and construed in accordance with the Laws of the State of Delaware.

9.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE EQUITY COMMITMENT LETTER OR THE EQUITY FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

9.15 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

9.16 Non-recourse. Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documents or the Merger (including the Equity Financing); (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (c) any breach or violation of this Agreement or any of the Transaction Documents; or (d) any failure of the Merger to be consummated, in each case, may be made only (A) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (B) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2(b), Section 8.3(e), Section 9.10(b) and this Section 9.16): (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) against Guarantor under, if, as and when required pursuant to the terms and conditions of the Guarantee; (iii) against the parties to the Equity Commitment Letter for specific performance of the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, Section 6 of the Equity Commitment Letter; (iv) against any Person that is a party to, and solely pursuant to the terms and conditions of, the Voting Agreements; or (v) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

PROJECT FORTRESS PARENT, LLC

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

PROJECT FORTRESS MERGER SUB, INC.

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

FORGEROCK, INC.

By:	/s/ Francis C. Rosch
Name: Francis C. Rosch
Title: Chief Executive Officer

Exhibit 10.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of October 10, 2022 (the “Agreement Date”), by and among Project Fortress Parent, LLC, a Delaware limited liability company (“Parent”), ForgeRock, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on Schedule A and the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to as a “Party.”

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, Project Fortress Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).

B. As of the Agreement Date, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth next to such Stockholder’s name on Schedule A hereto, such shares being all of the shares of Common Stock owned of record or beneficially by such Stockholder as of the Agreement Date (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the Agreement Date (including, for the avoidance of doubt, as a result of the settlement or exercise of any Company Equity-Based Awards or Company Options), such Stockholder’s “Covered Shares”).

C. In connection with Parent’s and Merger Sub’s entry into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement, provided that, for purposes of this Agreement none of the Company or any of its Subsidiaries shall be deemed to be an Affiliate of any Stockholder, and no Stockholder shall be deemed to be an Affiliate of the Company or any of its Subsidiaries. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1. “Expiration Time” shall mean the earlier to occur of (a) the time that the Requisite Stockholder Approval has been obtained, (b) the Effective Time, (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof, (d) any amendment of any term or provision of the Merger Agreement, dated as of the Agreement Date, that reduces the Per Share Price or changes the form of consideration payable to the Stockholders pursuant to Section 2.7(a)(iii) of Merger Agreement, without such Stockholder’s prior written consent, and (e) the occurrence of a Company Board Recommendation Change.

1.2. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer

(by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b).

2. Agreement to Not Transfer the Covered Shares.

2.1. No Transfer of Covered Shares. From the date of this Agreement until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent or in accordance with and subject to Section 2.2. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2. Permitted Transfers. Notwithstanding anything herein to the contrary, any Stockholder may Transfer any such Covered Shares (i) to any Affiliate, equityholder, partner, or member of such Stockholder; (ii) for estate planning purposes or to any family member (including a trust for such family member’s benefit) of such Stockholder; (iii) to any charitable foundation or organization, including donor advised funds, in each case of the foregoing clauses (i) through (iii) only so long as, prior to and as a condition to effectuating any such Transfer, the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement in form and substance reasonably satisfactory to Parent; (iv) pursuant to the settlement, exercise, termination or vesting of Company Equity-Based Awards or Company Options held by a Stockholder, solely in order to (x) pay the exercise price of such Company Equity-Based Awards or Company Options or (y) satisfy taxes applicable thereto; (v) pursuant to, and in compliance with, a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, established prior to a date hereof; or (vi) to any Person if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar applicable Law. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Shares or any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares, except as permitted by, and in accordance with, this Section 2.2.

3. Agreement to Vote the Covered Shares.

3.1. Voting Agreement. Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) (a) in favor of adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement; and (b) against (1) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Section 7.1 or Section 7.2 under the Merger Agreement not being satisfied and (2) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement (clauses (a) and (b), the “Covered Proposals”). For the avoidance of doubt, nothing in this Agreement shall require any Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (a) decreases the Per Share Price or changes the form of the merger consideration payable to stockholders of the Company; (b) imposes any material restrictions or any additional material conditions on the consummation of the Merger or the payment of the Per Share Price to stockholders of the Company; or (c) extends the Termination Date. Except as expressly set forth in this Section 3.1, no Stockholder shall be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

3.2. Quorum. Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

4. Waiver of Appraisal Rights; Termination of Investors’ Rights Agreement.

4.1. Each Stockholder hereby irrevocably waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder, a copy of which is attached hereto as Schedule B, with respect to the Merger and the transactions contemplated by the Merger Agreement.

4.2. Each of (a) the Company and (b) Stockholder (if it is a party thereto) hereby consents to and authorizes the termination of that certain Amended & Restated Investors’ Rights Agreement, dated as of April 6, 2020, as amended on April 21, 2021, by and among the Company and certain stockholders of the Company, which termination shall be effective as of, and conditioned on, the occurrence of the Effective Time.

5. New Shares. Each Stockholder agrees that any shares of Company Common Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership (including (a) any shares of Company Common Stock that such Stockholder acquires pursuant to the exercise of any Vested Company Options or Vested Company Equity-Based Awards or (b) pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Company Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction) after the Agreement Date and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Time, shall automatically become, and shall be deemed to be, Covered Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Covered Shares on the date hereof.

6. Fiduciary Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way prevent, limit or affect any actions taken by any such Stockholder, any of such Stockholder’s Representatives or any designee, equityholder, member or partner of such Stockholder or such Stockholder’s Representatives, in its, his or her capacity as a director or officer of the Company or any of its Affiliates, including in complying with its, his or her fiduciary duties or other legal obligations under applicable law while acting in such capacity as a director or officer of the Company or any of its Affiliates, and no such action taken by such person in his capacity as an director or officer of the Company or any of its Affiliates shall violate any of the Stockholders’ agreements or obligations under this Agreement.

7. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

7.1. Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If the Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

7.2. Ownership of the Covered Shares. (a) The Stockholder is as of the Agreement Date and, with respect to any Covered Shares acquired after the Agreement Date, will be as of the date of such acquisition, the beneficial or record owner of such Stockholder’s Owned Shares, free and clear of any and all Liens, other than those (i) created by this Agreement, (ii) arising under applicable securities or community property laws or (iii) as would not reasonably be expected to prevent or materially impair such Stockholder’s performance of its obligations under this Agreement, and (b) subject to applicable community property laws, the Stockholder has sole voting power over all of such Owned Shares and Covered Shares, respectively, beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares in effect as of the Agreement Date. As of the Agreement Date, the Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of the Company) other than the Owned Shares and any Company Options or Company Equity-Based Awards.

7.3. No Conflict; Consents.

a. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) except as would not reasonably be expected to materially impair the ability of such Stockholder to perform its obligations under this Agreement, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the performance of its obligations under this Agreement.

7.4. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations under this Agreement.

8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

8.1. Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

8.2. No Conflict; Consents.

a. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any laws applicable to Parent, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

8.3. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement on a timely basis.

9. Miscellaneous.

9.1. Other Agreements. Each Stockholder further agrees that, from and after the date hereof until the earlier to occur of the Effective Time and the Expiration Time, such Stockholder will not, and will cause such Stockholder’s Affiliates (excluding the Company and its Subsidiaries, if otherwise applicable, or any portfolio company of such Stockholder or its Affiliates) not to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal, (b) initiate a stockholders’ vote with respect to an Acquisition Proposal, (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Alternative Proposal, or (d) take any action that the Company is prohibited from taking pursuant to Section 5.4 or Section 6.14 of the Merger Agreement, except, in the case of this clause (d), as contemplated under Section 6 of this Agreement.

9.2. No Agreement Until Executed; No Ownership Interest. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Charter or the Bylaws, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement; (b) the Merger Agreement is executed by all parties thereto; and (c) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

9.3. Certain Adjustments. In the event of any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.4. Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

9.5. Expenses. All costs and expenses incurred by any Party in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.6. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date sent or by email (except that notice given by email will not be effective unless either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.6 or (B) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 9.6 (excluding “out of office” or other automated replies)). In each case, the intended recipient is set forth below:

a.	if to Parent, to:

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Attn:	Seth Boro

Chip Virnig

Collin Gallagher

Email:	sboro@thomabravo.com

cvirnig@thomabravo.com

cgallagher@thomabravo.com

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attn:	Corey D. Fox, P.C.

Bradley C. Reed, P.C.

Peter Stach

Email:	cfox@kirkland.com

bradley.reed@kirkland.com

peter.stach@kirkland.com

b.	if to Company, to:

ForgeRock, Inc.

201 Mission St., Suite 2900

San Francisco, CA 94105

Attn: Sam Fleischmann, Chief Legal Officer

Email: sam.fleischmann@forgerock.com

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:	Rezwan D. Pavri

Martin W. Korman

Michael Russell

Douglas K. Schnell

Remi Korenblit

Email:	rpavri@wsgr.com

mkorman@wsgr.com

mrussell@wsgr.com

dschnell@wsgr.com

rkorenblit@wsgr.com

Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.6, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.6 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.6.

9.7. Venue; Waiver of Jury Trial.

a. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.6 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.7 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction (but only in such event), the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then any Delaware state court) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Equity Commitment Letter, the Guarantee, the Merger Agreement or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each Party agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

b. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY COMMITMENT LETTER, THE GUARANTEE, THE MERGER AGREEMENT, OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8. Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

9.9. Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to perform its obligations as expressly set forth under this Agreement.

9.10. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

9.11. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof. Parent hereby agrees that specific performance or injunctive relief pursuant to this Section 9.11 shall be its sole and exclusive remedy with respect to breaches or threatened breaches by any Stockholder in connection with this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement, whether in law or equity) that may be available for breach of this Agreement.

9.12. Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

9.13. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or”. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.15. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.16. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

9.17. Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.18. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.

9.19. Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect upon the earlier of the Expiration Time and the mutual agreement of Parent, the Company and the Stockholders; provided that the provisions of this Section 9 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s fraud or willful breach of any of the terms of this Agreement prior to the date of termination in accordance with Section 9.11.

9.20. No Recourse. No Stockholder nor any of its Affiliates or Representatives shall be liable in its capacity as a stockholder of the Company (or an Affiliate thereof) for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement. In no event shall any Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other Stockholder or any other stockholder of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

FORGEROCK, INC.

By:
Name:
Title:

PROJECT FORTRESS PARENT, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

[STOCKHOLDER]

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule A

Name	Address	Owned Shares*

*

If any additional shares of Common Stock are owned by any of the Stockholders as of the Agreement Date, such shares shall be automatically deemed to be “Covered Shares” notwithstanding the contents of this Schedule A.

Schedule B

General Corporation Law of the State of Delaware, Section 262

[See attached.]

General Corporation Law Of The State Of Delaware

Section 262. Appraisal rights.

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1)

Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a.

Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)

If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)

Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)

Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f)

Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)

At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)

From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l)

The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Exhibit 99.1

ForgeRock to be Acquired by Thoma Bravo for $2.3B

ForgeRock shareholders to receive $23.25 per share in cash

ForgeRock to become a privately held company upon completion of the transaction

SAN FRANCISCO - October 11, 2022 - ForgeRock® (NYSE: FORG), a global digital identity leader, announced today that it has entered into a definitive agreement to be acquired by Thoma Bravo, a leading software investment firm, for $23.25 per share, in an all-cash transaction valued at approximately $2.3 billion. The offer represents a premium of approximately 53% over ForgeRock’s closing share price on October 10, 2022, the last full trading day prior to the transaction announcement, and a premium of approximately 44% over the volume weighted average price of ForgeRock stock for the 30 days ending October 10, 2022.

“We are pleased to partner with Thoma Bravo to build on the strength of our comprehensive platform,” said Fran Rosch, ForgeRock’s Chief Executive Officer. “The transaction offers a unique opportunity to create value for all of our stakeholders and is a clear validation of our team’s outstanding work and the start of an exciting new chapter for ForgeRock, our customers, and our partner ecosystem. We are confident that Thoma Bravo’s resources and insights will help us continue to drive innovation in our platform and deliver even more value for customers.”

“Identity-centric cybersecurity solutions are a critical enabler for businesses to digitally transform their operations, and ForgeRock’s solutions combine both the advanced security and customer usability needed in the market,” said Chip Virnig, a Partner at Thoma Bravo. “We look forward to partnering with ForgeRock to leverage our deep sector expertise and support the company to capitalize on this tremendous market opportunity.”

Transaction details

The transaction, which was unanimously approved by the ForgeRock Board of Directors, is currently expected to close in the first half of 2023, subject to customary closing conditions, including approval by ForgeRock’s shareholders and the receipt of required regulatory approvals. Upon completion of the transaction, ForgeRock’s common stock will no longer be publicly listed and ForgeRock will become a privately held company.

Third Quarter 2022 Financial Results

ForgeRock will announce its financial results for its third quarter on November 9, 2022. The news release will be available on the Investor Relations section of the company’s website. In light of the announced transaction with Thoma Bravo, ForgeRock will not conduct an earnings conference call.

Advisors

J.P. Morgan is acting as exclusive financial advisor to ForgeRock and Wilson Sonsini Goodrich & Rosati, P.C., is acting as legal counsel to ForgeRock. Kirkland & Ellis LLP is acting as legal counsel to Thoma Bravo.

About ForgeRock

ForgeRock® (NYSE: FORG) is a global digital identity leader helping people simply and safely access the connected world. The ForgeRock Identity Platform delivers enterprise-grade identity solutions at scale for customers, employees, and connected devices. More than 1,300 organizations depend on ForgeRock’s comprehensive platform to manage and secure identities with identity orchestration, dynamic access controls, governance, and APIs in any cloud or hybrid environment. For more information, visit www.forgerock.com or follow ForgeRock on social media: Facebook ForgeRock | Twitter @ForgeRock | LinkedIn ForgeRock.

About Thoma Bravo

Thoma Bravo is one of the largest private equity firms in the world, with more than $122 billion in assets under management as of June 30, 2022. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm’s deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20 years, the firm has acquired or invested in more than 400 companies representing over $220 billion in enterprise value. The firm has offices in Chicago, Miami and San Francisco. For more information, visit www.thomabravo.com.

Additional Information and Where to Find It

ForgeRock, Inc. (“ForgeRock”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of ForgeRock (the “Transaction”). ForgeRock plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in ForgeRock’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on April 13, 2022. To the extent that holdings of ForgeRock’s securities have changed since the amounts printed in the 2022 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, ForgeRock will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT FORGEROCK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by ForgeRock with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of ForgeRock’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by ForgeRock with the SEC in connection with the Transaction will also be available, free of charge, at ForgeRock’s investor relations website (https://investors.forgerock.com) or by writing to ForgeRock, Inc., Attention: Investor Relations, 201 Mission Street, Suite 2900, San Francisco, California 94105.

Forward Looking Statements

This press release and ForgeRock, Inc.’s other filings and press releases may contain forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by ForgeRock’s Board of Directors in approving the Transaction; and expectations for ForgeRock following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of ForgeRock’s assumptions prove incorrect, ForgeRock’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from ForgeRock’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction, including in circumstances requiring the Company to pay a termination fee; (iii) uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; (iv) the nature, cost and outcome of any legal proceeding that may be instituted against us and others relating to the Transaction; (v) economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, inflationary pressures, supply chain disruptions, or the military conflict in Ukraine and related sanctions against Russia and Belarus) or competition, or changes in such conditions, negatively affecting ForgeRock’s business, operations and financial performance; (vi) the effect of the announcement or pendency of the Transaction on our business relationships, customers, operating results and business generally, including risks related to the diversion of the attention of ForgeRock management or employees during the pendency of the Transaction;

(vii) the amount of the costs, fees, expenses and charges related to the merger agreement or the Transaction; (viii) the risk that our stock price may fluctuate during the pendency of the Transaction and may decline significantly if the Transaction is not completed; (ix) possible disruption related to the Transaction to ForgeRock’s current plans and operations, including through the loss of customers and employees; and (x) other risks and uncertainties detailed in the periodic reports that ForgeRock files with the SEC, including ForgeRock’s Annual Report on Form 10-K filed with the SEC on March 9, 2022, ForgeRock’s quarterly report on Form 10-Q filed with the SEC on August 12, 2022, and subsequent filings. All forward-looking statements in this communication are based on information available to ForgeRock as of the date of this communication, and ForgeRock does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

View source version on businesswire.com:

https://www.businesswire.com/news/home/20221011005844/en/

Contacts

For ForgeRock

Investor Relations Contact:

Mark Kang

investors@forgerock.com

Media Contact:

Kristen Batch

kristen.batch@forgerock.com

For Thoma Bravo

Thoma Bravo Communications

Megan Frank

(212) 731-4778

mfrank@thomabravo.com

or

FGS Global

Liz Micci / Nicky Bryan

(347) 675-2883 / (646) 436-6126

liz.micci@fgsglobal.com / nicky.bryan@fgsglobal.com

SOURCE ForgeRock